Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of January 26, 2016

By and Among

LOCKHEED MARTIN CORPORATION,

ABACUS INNOVATIONS CORPORATION,

LEIDOS HOLDINGS, INC.

and

LION MERGER CO.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (together with the Disclosure Letters and Exhibits hereto, this “Agreement”) is made as of the 26th day of January 2016, by and among Lockheed Martin Corporation, a Maryland corporation (“LMC”), Abacus Innovations Corporation, a Delaware corporation and wholly owned Subsidiary of LMC (“Spinco”), Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), and Lion Merger Co., a Delaware corporation and direct, wholly owned Subsidiary of RMT Parent (“Merger Sub”). Each of LMC, Spinco, RMT Parent and Merger Sub is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, LMC, among other things, is engaged, directly and indirectly, in the Spinco Business and its other businesses;

WHEREAS, Spinco is a wholly owned direct subsidiary of LMC and, following the Internal Reorganization, will be engaged in the Spinco Business;

WHEREAS, contemporaneously with the execution of this Agreement, LMC and Spinco are entering into the Separation Agreement;

WHEREAS, on or prior to the Closing Date, and subject to the terms and conditions set forth in the Separation Agreement, LMC will consummate the Internal Reorganization, and following the Internal Reorganization and prior to the Merger Effective Time, LMC will transfer (the “Distribution”) all of the issued and outstanding shares of Spinco’s common stock, $0.001 par value per share (“Spinco Common Stock”), to holders of LMC’s common stock, $1.00 par value per share (“LMC Common Stock”);

WHEREAS, in the sole discretion of LMC and subject to the terms and conditions of the Separation Agreement, the Distribution shall be made (i) without consideration, by way of a pro rata dividend, or (ii) by way of an offer to exchange (the “Exchange Offer”) shares of Spinco Common Stock for currently outstanding shares of LMC Common Stock and, in the event that LMC’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, without consideration and pro rata to holders of LMC Common Stock, by way of a dividend of any unsubscribed shares of Spinco Common Stock;

WHEREAS, at the Merger Effective Time, the Parties will effect the merger of Merger Sub with and into Spinco (the “Merger”), with Spinco continuing as the surviving corporation, all upon the terms and conditions set forth herein;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Internal Reorganization, the Spinco Transfer, the Parent Cash Distribution, the Distribution and the Merger will be treated as contemplated by the Tax Matters Agreement and, accordingly, that (a) the Spinco Transfer and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of LMC and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (b) the Distribution, as

such, qualifies as a distribution of Spinco Common Stock to LMC’s stockholders pursuant to Section 355 of the Code, (c) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, (d) the Parent Cash Distribution qualifies as money distributed to LMC creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code, and (d) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that each of RMT Parent, Merger Sub and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the Board of Directors of RMT Parent (the “RMT Parent Board”) (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the RMT Parent Share Issuance, and (b) has resolved to recommend the approval by the stockholders of RMT Parent of the RMT Parent Share Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (b) has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of Spinco (the “Spinco Board”) (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Internal Reorganization, the Spinco Transfer, the Distribution and the Merger and (b) has resolved to recommend the adoption of this Agreement by the sole stockholder of Spinco; and

WHEREAS, the Board of Directors of LMC (the “LMC Board”) has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Spinco Transfer, the Distribution and the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Definitions.

Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

Upon the terms and subject to the satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into Spinco. As a result of the Merger, at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02 Closing; Merger Effective Time.

As promptly as practicable, but in no event later than the later of (i) the third Business Day, after the satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date (including the Distribution), but subject to the satisfaction or written waiver (where permissible under Applicable Law) of those conditions at the Closing), and (ii) the earlier of (A) the date during the Marketing Period to be specified by RMT Parent on no fewer than two Business Days’ notice to LMC (it being understood that such date may be conditioned upon the simultaneous completion of the Financings), and (B) the first Business Day following the final day of the Marketing Period (unless another date, time or place is agreed to in writing by LMC and RMT Parent), the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Certificate of Merger) being the “Merger Effective Time”). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03 Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.04 Conversion of Shares.

(a) Conversion of Spinco Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, each share of Spinco Common Stock (all shares of Spinco Common Stock being collectively, the “Spinco Shares”) issued and outstanding immediately prior to the Merger Effective Time shall be converted automatically into the right to receive one fully paid and non-assessable share of RMT Parent Common Stock (the “Merger Consideration”), and each holder of certificates or book-entry shares that immediately prior to the Merger Effective Time represented such Spinco Shares shall thereafter cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor and (ii) as provided by Applicable Law.

(b) Capital Stock of Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Exchange Ratio True-Up. If the condition set forth in Section 8.03(b) would be unable to be satisfied solely because immediately after the Merger Effective Time, the percentage of outstanding shares of RMT Parent Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock would be less than 50.1% (the “Threshold Percentage”) of all the stock of RMT Parent (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes and (ii) any stock that may be issued after the Merger Effective Time, pursuant to the exercise or settlement of an option or other contract acquired or entered into on or before the Merger Effective Time that may be regarded as having been acquired or entered into before the Merger Effective Time as part of a “plan” of which the Distribution is a part within the meaning of Section 355(e) of the Code, determined without regard to any adjustment pursuant to this Section 2.04(c)), including, for the avoidance of doubt, by reason of the failure of the representation set forth in Section 10(a)(ii) of the Tax Matters Agreement to be true in all relevant respects (an “RMT Parent Capitalization Breach”), then the number of shares of Spinco Common Stock issued pursuant to Section 2.04(d) and converted pursuant to Section 2.04(a) shall be increased such that the aggregate number of shares of RMT Parent Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock equals the Threshold Percentage; provided, that no adjustment shall be required pursuant to this Section 2.04(c) to the extent that any required increase is the result of a change in Applicable Law between the date of this Agreement and the Merger Effective Time; and provided, further, that to the extent any increase required under this Section 2.04(c) is the result of (x) actions taken by an LMC Entity pursuant to the plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code), or (y) the failure of the LMC Entities to take commercially reasonable action to prevent such an increase that otherwise would have been preventable, it being understood and agreed that neither (A) the mere decision to effect the Distribution by way of an Exchange Offer or One-Step Spin-Off nor (B) an RMT Parent Capitalization Breach shall be deemed to be an action or failure to take an action by the LMC Entities for purposes of clauses (x) and (y), then the amount of the Spinco Special Cash Payment shall be reduced by an amount equal to the product of $55.2243 multiplied by the number of additional shares of RMT Parent Common Stock to be issued pursuant to this Section 2.04(c).

(d) Issuance of Shares of Spinco Common Stock. As contemplated by Section 3.03 of the Separation Agreement, and subject to the adjustment provided in Section 2.04(c) and Section 3.01(f), on or before the Distribution Date, Spinco shall issue and deliver to LMC a number of shares of Spinco Common Stock equal to the difference of (i) the product of (A) the Exchange Ratio, multiplied by (B) 75,434,980, minus (ii) the number of shares of Spinco Common Stock held by LMC immediately prior to such issuance pursuant to Section 3.03 of the Separation Agreement and this Section 2.04(d).

Section 2.05 Charter and Bylaws of Surviving Corporation.

(a) The charter of Spinco immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of Spinco Common Stock, shall be the charter of the Surviving Corporation until thereafter amended in accordance with such charter and Applicable Law.

(b) The bylaws of Spinco immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of Spinco Common Stock, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the charter of the Surviving Corporation, such bylaws and Applicable Law.

Section 2.06 Directors and Officers.

The directors of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Spinco immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

Section 2.07 Board of Directors/Management of RMT Parent.

(a) The RMT Parent Board shall take all such action as may be necessary (a) to cause the number of directors comprising the RMT Parent Board as of the Merger Effective Time to be no more than 13 directors, and (b) to cause three individuals designated by LMC and reasonably acceptable to the RMT Parent Board to be appointed to the RMT Parent Board as of the Merger Effective Time to serve until the next annual meeting of the stockholders of RMT Parent; provided, that if any of such LMC designees is unable or unwilling to serve, then LMC shall select a reasonable replacement for such LMC designee. In connection with the next annual meeting of the stockholders of RMT Parent following the Merger Effective Time, the RMT Parent Board shall take all such action as may be necessary to include each of the LMC designees as nominees for the RMT Parent Board recommended by the RMT Parent Board for election by RMT Parent’s stockholders, subject in all events to the fiduciary duties of the RMT Parent Board of Directors, the requirements of the New York Stock Exchange and all other Applicable Laws. The RMT Parent Board shall take all such action as may be necessary to ensure that at least one of such LMC designees is appointed to serve on each committee of the RMT Parent Board, subject in all events to the requirements of the SEC, the New York Stock Exchange and all other Applicable Laws.

(b) During the period from the date of this Agreement to the Merger Effective Time, RMT Parent shall consult from time to time with and consider the views of LMC regarding the roles and responsibilities of members of the management of the Spinco Business in the management of RMT Parent and Spinco following the Closing; provided, however, that the ultimate decision as to the roles and responsibilities of members of the management of the Spinco Business following Closing shall be the responsibility of RMT Parent.

Section 2.08 The Distribution.

Immediately prior to the Merger, LMC and Spinco shall make the Distribution pursuant to and in accordance with the provisions of this Agreement and the Separation Agreement. Notwithstanding anything in Section 4.02 of the Separation Agreement to the contrary, in the event LMC elects to effect the Distribution as the Exchange Offer, LMC shall extend the expiration date of such Exchange Offer for one or more consecutive increments of not more than 20 Business Days each (the length of such period to be determined by LMC in consultation with RMT Parent), if, as of any otherwise scheduled expiration of the Exchange Offer, any condition to the Exchange Offer or any condition to the consummation of the Merger, other than those conditions that are to be satisfied on the date of the expiration of the Exchange Offer or the Closing Date, has not been satisfied or waived (to the extent permitted under Applicable Law), it being understood that, without the consent of RMT Parent, no such extension shall extend the expiration date of such Exchange Offer to a time later than, the earlier of (a) the later of (i) the date that is 15 Business Days after the satisfaction or waiver of all conditions to the closing of the Merger, other than those conditions that are to be satisfied on the date of the Closing Date and (ii) the date that is 35 Business Days after the commencement of the Exchange Offer and (b) a number of Business Days prior to the Termination Date sufficient to permit the consummation of any Clean-Up Spin-Off prior to the Termination Date.

Section 2.09 The RMT Parent Special Dividend.

Prior to the Merger (regardless of whether the actual payment date for any RMT Parent Special Dividend is before, on or after the Merger Effective Time), RMT Parent, subject to Applicable Law, shall declare a special dividend to the holders of its common shares as of a record date prior to the Closing Date (provided that, in the event the Distribution is in the form of an Exchange Offer, (i) RMT Parent will advise LMC at least seven days prior to the anticipated commencement of the Exchange Offer of the anticipated record date and ex-dividend date on the NYSE for the RMT Parent Common Stock in respect of the special dividend and (ii) the ex-dividend date in the regular way market on the NYSE for the RMT Parent Common Stock in respect of the special dividend shall not be during the averaging period used to determine the final exchange ratio in the Exchange Offer), in an amount equal to $1,029,210,261 in the aggregate (the “RMT Parent Special Dividend”).

ARTICLE III

DELIVERY OF MERGER CONSIDERATION;

CONVERSION OF EQUITY AWARDS

Section 3.01 Exchange Fund.

(a) Exchange Agent. Prior to the Merger Effective Time, RMT Parent shall appoint Computershare Trust Company, NA (or another nationally recognized commercial bank or trust company mutually agreed to by LMC and RMT Parent) to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration in accordance with Article II and this Article III. RMT Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Spinco Shares, for exchange in accordance with Section

2.04 and this Article III promptly after the Merger Effective Time, book-entry shares representing the Merger Consideration issuable to holders of Spinco Shares as of the Merger Effective Time pursuant to Section 2.04(a) (such book-entry shares of RMT Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c) and other amounts payable in accordance with Section 3.01(e), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from RMT Parent delivered to the Exchange Agent as of the Closing, deliver the Merger Consideration out of the Exchange Fund as contemplated by this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by RMT Parent. Any interest or other income from such investments of the Exchange Fund shall be paid to and become income of RMT Parent. Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b) Exchange Procedures.

(i) As promptly as practicable after the Merger Effective Time, RMT Parent shall cause the Exchange Agent to distribute the shares of RMT Parent Common Stock into which the shares of Spinco Common Stock that were distributed in the Distribution have been converted pursuant to the Merger to the Persons who received Spinco Common Stock in the Distribution. Each Person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of RMT Parent Common Stock that such holder has the right to receive pursuant to this Section 3.01(b) (and cash in lieu of fractional shares of RMT Parent Common Stock, as contemplated by Section 3.01(e), together with any dividends or distributions and other amounts pursuant to Section 3.01(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Parent Common Stock held by it from time to time hereunder, except as contemplated by Section 3.01(c).

(ii) Until exchanged as contemplated by this Section 3.01, each Spinco Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon surrender of such Spinco Share, without interest, the Merger Consideration, cash in lieu of any fractional shares of RMT Parent Common Stock that the holder of such Spinco Share may be entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(c) Distributions with Respect to Undistributed Shares of RMT Parent Common Stock. No dividends or other distributions declared after the Merger Effective Time with respect to RMT Parent Common Stock shall be paid with respect to any shares of RMT Parent Common Stock that are not able to be distributed by the Exchange Agent promptly after the Merger Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat or other Applicable Laws, following the distribution of any such previously undistributed shares of RMT Parent Common Stock, there shall be paid to the record holder of such shares of RMT Parent Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of a fractional share of RMT

Parent Common Stock to which such holder may be entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of RMT Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to the distribution of such whole shares of RMT Parent Common Stock and a payment date subsequent to the distribution of such whole shares of RMT Parent Common Stock.

(d) No Further Rights in Spinco Common Stock. All shares of RMT Parent Common Stock issued upon the exchange of Spinco Common Stock in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Spinco Common Stock.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of RMT Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Spinco Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of RMT Parent. All fractional shares of RMT Parent Common Stock that a holder of shares of Spinco Common Stock otherwise would be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock who otherwise would be entitled to receive such fractional shares of RMT Parent Common Stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five Business Days after the Merger Effective Time. The Exchange Agent shall pay the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.01(i) and brokerage charges, commissions and Transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that otherwise would be entitled to receive such fractional shares of RMT Parent Common Stock in the Merger. The payment of cash in lieu of fractional shares of RMT Parent Common Stock to holders of Spinco Common Stock is solely for the purpose of avoiding the expense and inconvenience to RMT Parent of issuing fractional shares and does not represent separately bargained for consideration.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, subdivision, stock dividend (including any dividend or distribution of securities convertible into RMT Parent Common Stock or Spinco Common Stock), extraordinary cash dividends (other than the RMT Parent Special Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to RMT Parent Common Stock or Spinco Common Stock (other than, in the case of Spinco Common Stock, to the extent contemplated in the Separation Agreement) with a record date occurring on or after the date of this Agreement and prior to the Merger Effective Time, other than the issuance of stock by Spinco in connection with the Separation, the Spinco Special Cash Payment, or the other Contemplated Transactions; provided that nothing in this Section 3.01(f) shall be construed to permit Spinco, RMT Parent or Merger Sub to take any action with respect to its securities that otherwise is prohibited by the terms of this Agreement.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of Spinco Shares on the one-year anniversary of the Merger Effective Time shall, subject to any abandoned property, escheat or similar law, be delivered to RMT Parent, upon demand, and any former holders of Spinco Shares who have not theretofore received shares of RMT Parent Common Stock in accordance with this Article III shall thereafter look only to RMT Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of RMT Parent Common Stock to which they may be entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the RMT Parent Common Stock to which they may be entitled pursuant to Section 3.01(c) (subject to any abandoned property, escheat or similar law).

(h) No Liability. None of RMT Parent, LMC, Spinco, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Exchange Fund (or dividends or distributions with respect to RMT Parent Common Stock) or any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

(i) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, and RMT Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Section 3.02 Stock Transfer Books.

From and after the Merger Effective Time, the stock transfer books of Spinco shall be closed and there shall be no further registration of transfers of Spinco Shares thereafter on the books or records of Spinco.

Section 3.03 No Appraisal Rights.

In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Spinco Shares in connection with the Merger.

Section 3.04 Treatment of LMC Equity Awards.

(a) Stock Options. Each LMC Stock Option held by a Spinco Business Employee or Former Spinco Business Employee and outstanding as of the Merger Effective Time, without any action on the part of any Party or the Spinco Business Employee or Former Spinco Business Employee, shall remain outstanding as an option to acquire shares of LMC Common Stock and shall be governed by the terms and conditions of the applicable LMC IPAP and the relevant award agreement in respect thereof.

(b) Restricted Stock Units. Each LMC Restricted Stock Unit in respect of an award made by LMC prior to January 1, 2016 that is held by a Spinco Business Employee and outstanding as of the Merger Effective Time, without any action on the part of any Party or the Spinco Business Employee, shall fully vest, and shall be converted into shares of LMC Common Stock, in accordance with the terms and conditions of the LMC 2011 IPAP and the relevant award agreement in respect thereof. Each LMC Restricted Stock Unit in respect of an award made by LMC on or after January 1, 2016, without any action on the part of any Party or the Spinco Business Employee, shall be converted into RMT Parent RSUs on the same terms and conditions that governed such LMC Restricted Stock Unit immediately prior to the Merger Effective Time (including in respect of the preservation of Deferred Dividend Equivalents (as defined in the LMC 2011 IPAP)), as set forth in the LMC 2011 IPAP and the relevant award agreement in respect thereof, except that the number of RMT Parent RSUs into which each LMC Restricted Stock Unit shall be converted will equal the RSU Conversion Ratio.

(c) Performance Share Units. Each LMC Performance Share Unit held by a Spinco Business Employee and outstanding as of the Merger Effective Time, without any action on the part of any Party or the Spinco Business Employee, shall remain outstanding as an LMC Performance Share Unit, shall be eligible to partially vest at the end of the applicable vesting period in accordance with the terms and conditions of the LMC 2011 IPAP and the relevant award agreement in respect thereof, and shall be entitled to receive shares of LMC Common Stock at the end of the applicable vesting period based on the terms and conditions of the LMC IPAP and the relevant award agreement in respect thereof.

(d) Miscellaneous. The Parties shall take all actions reasonably necessary to give effect to the provisions of this Section 3.04. In furtherance and without limiting the generality of the foregoing, RMT Parent shall prepare and file with the SEC a registration statement or statements registering a number of shares of RMT Parent Common Stock necessary to fulfill RMT Parent’s obligations under this Section 3.04.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LMC AND SPINCO

Except as otherwise disclosed or identified in (i) the LMC SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such LMC SEC Documents to the extent they are predictive or forward looking in nature or (ii) the LMC Disclosure Letter, LMC and Spinco, jointly and severally, hereby represent and warrant to RMT Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power.

Each of LMC and Spinco is a corporation duly incorporated, validly existing and in good standing under the corporation laws of its respective jurisdiction of incorporation and has all corporate power and authority to own its properties and carry on its business as conducted. As of the Closing Date, each Transferred Subsidiary (other than Spinco) will be duly incorporated or formed, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction of organization) under the Applicable Laws of its respective jurisdiction of organization and will have all corporate power and authority to own its properties and carry on its business as conducted.

Section 4.02 Corporate Authorization.

(a) Each of LMC and Spinco has the necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. Each LMC Entity and each Transferred Subsidiary has the necessary corporate power and authority to enter into each Transaction Document to which it is or will be a party, to carry out its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery by LMC and Spinco of this Agreement, the performance by LMC and Spinco of their respective obligations hereunder and the consummation by LMC and Spinco of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of LMC and Spinco, except for (x) such further action of the LMC Board required, if applicable, to determine the nature of the Distribution, to establish the Record Date and the Distribution Date, (y) the effectiveness of the declaration of the Distribution by the LMC Board (which is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in the Separation Agreement), and (z) the Spinco Stockholder Consent.

(b) The execution and delivery by each Retained LMC Entity and each Transferred Subsidiary of each Transaction Document to which it is or will be a party, the performance by each Retained LMC Entity and each Transferred Subsidiary of their respective obligations thereunder and the consummation by each Retained LMC Entity and each Transferred Subsidiary of the Contemplated Transactions either have been or will be duly authorized by all requisite corporate or similar action on the part of each Retained LMC Entity and each Transferred Subsidiary.

(c) This Agreement has been duly executed and delivered by LMC and Spinco, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of LMC and Spinco, enforceable against LMC and Spinco in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document will be duly executed and delivered by each Retained LMC Entity and each Transferred Subsidiary party thereto, and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each Retained LMC Entity and each Transferred Subsidiary party thereto or contemplated to be party thereto, enforceable against each such Retained LMC Entity or Transferred Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.03 Capital Structure of Spinco.

(a) As of the date hereof, the authorized capital stock of Spinco consists of 1,000 Spinco Shares and 100 Spinco Shares are issued and outstanding. Immediately following the Distribution, the number of Spinco Shares shall equal the number of shares contemplated by Section 2.04(d) of this Agreement and Section 3.03 of the Separation Agreement, and the number of authorized Spinco Shares shall exceed that number.

(b) Except in connection with the Merger and as provided for in the Separation Agreement, (i) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the issued or unissued capital stock of Spinco or (B) obligating Spinco to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of Spinco to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Spinco or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All outstanding shares of Spinco Common Stock are, and all such shares of Spinco Common Stock which may be issued prior to the Merger Effective Time in accordance with the terms of this Agreement and the Separation Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Contracts or any provision of the charter or bylaws of Spinco.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of Spinco having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Spinco may vote.

(d) Spinco is a direct, wholly owned Subsidiary of LMC. The copies of the charter and bylaws of Spinco that previously were furnished or made available to RMT Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 4.04 Transferred Subsidiaries and LMC JV Interests.

(a) As of the Merger Effective Time, (i) Spinco or another Transferred Subsidiary will own, directly or indirectly, equity interests in the Transferred Subsidiaries (other than Spinco), in substantially the manner set forth in Section 4.04 of the LMC Disclosure Letter, in each case, free and clear of all Liens other than restrictions imposed by applicable securities laws and regulations, (ii) all equity interests in the Transferred Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable, and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the equity interests in the Transferred Subsidiaries or (B) obligating any Transferred Subsidiary to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(b) At the Merger Effective Time, to the knowledge of LMC and the Spinco Business, subject to the terms and conditions of such respective limited liability company agreements made available to RMT Parent prior to the date of this Agreement, (i) the LMC JV Interests will have been duly authorized, validly issued, fully paid and non-assessable, and (ii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments relating to the LMC JV Interests. As of the date of this Agreement, to the knowledge of LMC, subject to the terms and conditions of such respective limited liability company agreements made available to RMT Parent prior to the date of this Agreement, there are no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments obligating any JV Entity to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(c) Except for its interests in the Transferred Subsidiaries (other than Spinco) and the JV Entities, as of the Merger Effective Time, Spinco will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(d) Prior to the Merger Effective Time, true, complete and correct copies of the articles or certificate of incorporation and bylaws (or similar organizational documents) of the Transferred Subsidiaries (other than Spinco) and the JV Entities will be furnished or made available to RMT Parent.

Section 4.05 No Conflict; Board and Stockholder Approval.

(a) Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 4.05 of the LMC Disclosure Letter have been obtained, all filings and notifications listed in Section 4.06 or in Section 4.06 of the LMC Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to RMT Parent or its Affiliates, the execution, delivery and performance by LMC and Spinco of this Agreement does not, and the execution, delivery and performance by each Retained LMC Entity and each Transferred Subsidiary of the Transaction Documents to which it is contemplated to be a party will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of LMC, any Retained LMC Entity or any Transferred Subsidiary, (ii) (A) contravene, conflict with or violate any Applicable Law or Governmental Order applicable to LMC, any Retained LMC Entity or any Transferred Subsidiary, (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Spinco Material Contract or any other contract to which LMC, any Retained LMC Entity or any Transferred Subsidiary is a party or by which any of their respective properties or assets is bound or (C) (1) result in the creation or the imposition of (y) any Lien upon any of the Transferred Assets (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of the Transferred Subsidiaries or (2) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the Transferred Assets or the Transferred Subsidiaries, except in any such case as would not reasonably be expected to (I) materially and adversely affect the ability of LMC or Spinco to carry out its obligations under, and to consummate the Contemplated Transactions or (II) otherwise have a Spinco Material Adverse Effect.

(b) The LMC Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, and has recommended the approval by the sole stockholder of Spinco of the Merger. The Spinco Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, and has recommended the approval by LMC, as the sole stockholder of Spinco, of the Merger. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or similar anti-takeover law applicable to LMC or Spinco under Applicable Law applies to the Agreement, the Merger or any other Contemplated Transactions.

(c) The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Spinco is the only vote of the holders of any class or series of Spinco’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. LMC is the sole stockholder of record of Spinco. LMC shall, in its capacity as sole stockholder of Spinco, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution and delivery of this Agreement (the “Spinco Stockholder Consent”).

Section 4.06 Governmental Consents and Approvals.

Except as set forth in Section 4.06 of the LMC Disclosure Letter, the execution, delivery and performance by LMC and Spinco of this Agreement and the execution, delivery and performance by each LMC Entity and each Transferred Subsidiary of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws, (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02, (c) the filing with the SEC of the Registration Statements and, if applicable, Schedule TO, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, (d) compliance with any applicable requirements and filings with DSS under the NISPOM, (e) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by LMC or Spinco of the Contemplated Transactions or would not reasonably be expected to have a Spinco Material Adverse Effect, (f) consents, approvals, authorizations or other similar orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Internal Reorganization, including those that have been identified on Section 4.06 of the LMC Disclosure Letter, (g) filings with the United States Department of State’s Directorate of Defense Trade Controls in accordance with Section 122.4 of the ITAR, including a filing pursuant to ITAR Section 122.4(a) to be submitted five days after Closing, or (h) as a result of any facts or circumstances relating to RMT Parent or any of its Affiliates.

Section 4.07 Financial Information; Financings.

(a) Section 4.07(a)(1) of the LMC Disclosure Letter sets forth the unaudited combined statements of operations for the years ended December 31, 2014 and 2015 and unaudited combined balance sheets as of December 31, 2014 and 2015 of the Spinco Business (collectively, the “Spinco Financial Statements”). The Spinco Financial Statements have been prepared in accordance with GAAP, except as described on Section 4.07(a)(2) of the LMC Disclosure Letter, applied on a consistent basis, for segment reporting information in the consolidated financial statements of LMC and do not include all statements, information (including allocations of overhead expenses pushdown of certain corporate assets and liabilities such as Taxes) and notes required by GAAP for complete financial statements. The Spinco Financial Statements have been prepared using the accounting policies and practices, applied on a consistent basis, disclosed in the audited annual consolidated financial statements included in the Annual Report on Form 10-K of LMC for the year ended December 31, 2014. The Spinco Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations of the Spinco Business as a segment of LMC, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(b) When delivered pursuant to Section 7.16, the Spinco Audited Financial Statements shall present fairly, in all material respects, the combined financial position and the combined results of operations of the Spinco Business as of the dates thereof or for the periods covered thereby, and will have been prepared in accordance with GAAP consistently applied based on the historic practices and accounting policies of LMC to the extent compliant with GAAP (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Spinco Audited Financial Statements will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements). The Spinco Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the Registration Statement, the Proxy Statement or, if applicable, the Schedule TO.

(c) Except (i) as set forth in the Spinco Financial Statements or the notes thereto, (ii) as specifically contemplated by this Agreement or the other Transaction Documents, or (iii) as set forth in Section 4.07(c) of LMC Disclosure Letter, since December 31, 2015, the LMC Entities and the Transferred Subsidiaries have not incurred any Liabilities that will be liabilities of Spinco or the Transferred Subsidiaries as an Assumed Liability pursuant to the Separation Agreement and that are of a nature that would be required to be disclosed on a combined balance sheet of the Spinco Business or in the notes thereto prepared in conformity with GAAP, other than Liabilities incurred in the ordinary course of business or Liabilities that would not reasonably be expected to have a Spinco Material Adverse Effect.

(d) LMC maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. LMC and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements of LMC in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of LMC, since December 31, 2015, neither LMC nor any of its Subsidiaries nor the JV Entities has identified or been made aware of any material illegal act or fraud related to the business of the Spinco Business.

(e) LMC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable LMC SEC Documents. LMC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning LMC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of LMC’s SEC filings and other public disclosure documents. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) LMC has delivered to RMT Parent a true, complete and fully executed copy of a commitment letter, including (i) all exhibits, schedules, attachments and amendments to such commitment letter in effect as of the date of this Agreement and (ii) any associated fee letters (together, the “Spinco Commitment Letter”) from Citigroup Global Markets Inc. (“CGMI”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), Bank of America, N.A. (“BoA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities, LLC (“JPMS”) and Goldman Sachs Bank USA (“GS”) (CGMI, BTMU, BoA, MLPFS, JPMCB, JPMS and GS, together with all additional lenders and financing sources added to the Spinco Commitment Letter or any Alternative Spinco Commitment Letter, the “Spinco Lenders”), pursuant to which, among other things, the Spinco Lenders have committed to Spinco to provide, or cause to be provided, to Spinco debt financing in the aggregate amount set forth therein (the bank and/or bond financings, in each case contemplated by the Spinco Commitment Letter, being referred to as the “Spinco Financing”). As of the date of this Agreement, (x) the Spinco Commitment Letter has not been amended, waived or modified and (y) the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, modified or rescinded in any respect. Except for the Spinco Commitment Letter (together with all ancillary documents referenced therein), there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Spinco Financing.

(g) The Spinco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Spinco and, to the knowledge of LMC and Spinco, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement (assuming the accuracy of the representations and warranties and undertakings of RMT Parent and Merger Sub under this

Agreement for such purpose), no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Spinco under any term or condition of the Spinco Commitment Letter. Other than as set forth in the Spinco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Spinco Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Section 8.01 and Section 8.02, Spinco has no reason to believe that any of the conditions to the Spinco Financing that are required to be satisfied by it or any other party to the Spinco Commitment Letter as a condition to the obligations under the Spinco Commitment Letter will not be satisfied on a timely basis or that the Spinco Financing contemplated by the Spinco Commitment Letter will not be available to Spinco immediately prior to, or on, the Distribution Date.

Section 4.08 Absence of Certain Changes.

Since December 31, 2015, there has not occurred any Spinco Material Adverse Effect.

Section 4.09 Litigation.

Except as set forth in Section 4.09 of the LMC Disclosure Letter, there is no Proceeding by or against LMC or its Subsidiaries or any JV Entity and specifically relating to the Spinco Business pending or, to the knowledge of LMC, threatened in writing that would reasonably be expected to have a Spinco Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by LMC or Spinco of the Contemplated Transactions.

Section 4.10 Registration Statements; Proxy Statement; Schedule TO.

The information supplied by LMC specifically for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, at (a) the time each Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RMT Parent, (c) the time of the RMT Parent Stockholders’ Meeting, (d) the time the Schedule TO is filed with the SEC or (e) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that LMC and Spinco are responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by LMC in respect of any information provided by RMT Parent or Merger Sub specifically for inclusion or incorporation by reference into the Registration Statements, the Proxy Statement or, if applicable, the Schedule TO.

Section 4.11 Compliance with Laws.

Since January 1, 2013, LMC and its Subsidiaries have conducted the Spinco Business in all material respects in compliance with all Applicable Laws and Governmental Orders applicable to the Spinco Business, and the Spinco Business is not in material violation of any such Applicable Law or Governmental Order. In connection with the Spinco Business, LMC and the Transferred Subsidiaries have obtained and are, in all material respects, in compliance with all material Permits that are necessary to conduct the Spinco Business or to own, lease or operate the Transferred Assets. This Section 4.11 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 4.14, Section 4.15, Section 4.16, Section 4.18, Section 4.21 or Section 4.22.

Section 4.12 Intellectual Property.

(a) Except as set forth in Section 4.12 of the LMC Disclosure Letter:

(i) With respect to all material patents and patent applications and registrations and applications for trademarks and copyrights included in the Transferred Intellectual Property, the LMC Entities are the owners of each such item of Intellectual Property, and all such Intellectual Property is subsisting, and to the knowledge of LMC, except with respect to applications, is valid and enforceable;

(ii) To the knowledge of LMC, the conduct of, and the use of the Transferred Intellectual Property and the Licensed Intellectual Property in connection with, the Spinco Business as heretofore conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Persons, except to the extent that such conflict, infringement, misappropriation or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect; provided that LMC makes no representation or warranty hereunder with respect to any Intellectual Property owned and provided by a third party (other than LMC or any of its Affiliates) that is embedded or included in any such Transferred Intellectual Property or Licensed Intellectual Property;

(iii) To the knowledge of LMC, LMC and the other LMC Entities have taken reasonable measures to protect the confidentiality of all Transferred Intellectual Property and Licensed Intellectual Property that is considered confidential or proprietary as of the date of this Agreement (except for such Transferred Intellectual Property or Licensed Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such Transferred Intellectual Property or Licensed Intellectual Property;

(iv) There is no (A) Proceeding initiated by any other Person pending or, to the knowledge of LMC, threatened in writing against LMC or any other LMC Entity (1) concerning the matters described in Section 4.12(a)(ii) or (2) challenging the validity, enforceability or ownership of any material Transferred Intellectual Property or material Licensed Intellectual Property; provided, in each case, that any Proceeding that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to LMC or any LMC Entity shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against LMC or any LMC Entity or settlement agreement that an LMC Entity is a party to or, to the knowledge of LMC, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Transferred Intellectual Property or material Licensed Intellectual Property; and

(v) As of the date of this Agreement, and subject to the rights of third parties in Intellectual Property embedded or included in any Transferred Intellectual Property and third parties having license rights in Transferred Intellectual Property, one of the LMC Entities is the sole and exclusive owner of all right, title and interest in and to all of the Transferred Intellectual Property, and no current or former Affiliate (other than the Spinco Companies), partner, director, stockholder, officer, or employee of LMC or any of its Affiliates (other than the Spinco Companies) will, after giving effect to the Contemplated Transactions, own or retain any proprietary rights in any of the material Transferred Intellectual Property.

(b) Since January 1, 2013, to the knowledge of LMC, (i) there have been no security breaches in the information technology systems of, used by or affecting the Spinco Business, and (ii) there have been no disruptions in any information technology systems that adversely affected the Spinco Business, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(c) The LMC Entities, in connection with the conduct of the Spinco Business, have, at all times since January 1, 2013, complied, in all material respects, with its own posted or otherwise binding privacy policies, relating to privacy, data protection, or the collection, retention, protection and use of personal information (“PII”) collected, used, or held for use by or on behalf of the Spinco Business. No Proceedings have been asserted or, to the knowledge of LMC, threatened in writing against any LMC Entity, alleging a material violation of any Person’s privacy, personal information or data rights in relation to the conduct of the Spinco Business that would reasonably be expected to have a Spinco Material Adverse Effect. In connection with the operation of the Spinco Business, the LMC Entities take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure or other misuse.

(d) There is no IP License for which the termination thereof or the restriction or loss of rights thereunder would reasonably be expected to have a Spinco Material Adverse Effect. Each IP License is valid and binding on the applicable LMC Entity and, to the knowledge of LMC, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No LMC Entity is in material breach of, or material default under, any IP License to which it is a party.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.05, Section 4.08, Section 4.09, Section 4.19(a) and this Section 4.12 are the only representations and warranties being made by LMC in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation or other violation of, a third party’s Intellectual Property rights.

Section 4.13 Real Property.

(a) Section 4.13(a) of the LMC Disclosure Letter sets forth, with respect to each parcel of material Spinco Leased Real Property as of the date of this Agreement, the Contracts that provide an LMC Entity with such rights in or to Spinco Leased Real Property as of the date of this Agreement (collectively with the Contracts that provide each LMC Entity with such rights in or to such Spinco Leased Real Property as of the Closing Date, the “Spinco Leases”), the address (or other identifying description) of such parcel and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel. Except to the extent disclosure is limited by the terms of any Spinco Lease, true, correct and complete copies of all material Spinco Leases existing as of the date of this Agreement have been provided to RMT Parent. The applicable LMC Entity (i) has a valid and binding leasehold interest in each parcel of Spinco Leased Real Property existing as of the date of this Agreement and (ii) will have a valid and binding leasehold interest in each parcel of Spinco Leased Real Property that will exist as of the Closing Date, in each case, free and clear of all Liens other than Permitted Liens.

(b) No LMC Entity, nor to the knowledge of LMC, any counterparty to any Spinco Lease is in default in any material respects with respect to any obligation under the Spinco Leased Real Property. Except as otherwise indicated on Schedule 4.13(a) of the LMC Disclosure Letter, no LMC Entity has subleased or granted to a third party any right to use or occupy all or any portion of the Spinco Leased Real Property.

(c) Section 4.13(c) of the LMC Disclosure Letter sets forth the address and parcel number of each parcel of Spinco Owned Real Property. An LMC Entity has good and marketable fee simple title in and to each parcel of Spinco Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Spinco Owned Real Property or any portion thereof or interest therein. Other than pursuant to easements of record, no LMC Entity has leased or granted any right to use or occupy all or any portion of a Spinco Owned Real Property to a third party. There is no condemnation or other proceeding in eminent domain pending or, to the knowledge of LMC, threatened, affecting the Spinco Owned Real Property or any portion thereof or interest therein.

Section 4.14 Employee Benefit Matters.

(a) U.S. LMC Plans and Material Documents. Section 4.14(a) of the LMC Disclosure Letter lists, as of the date of this Agreement, all material U.S. LMC Plans. U.S. LMC Plans shall mean: “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance, retention or other contracts or agreements, (i) to which an LMC Entity is a party, with respect to which an LMC Entity has any obligation or which are maintained, contributed to or sponsored by an LMC Entity, in each case, for the benefit of any U.S. Spinco Business Employee or to which any U.S. Spinco Business Employee is a party or (ii) to which a Spinco Company is a party, with respect to which a Spinco Company has any obligation or which are maintained, contributed to or sponsored by a Spinco Company, in each case, for the benefit of any U.S. Spinco Business Employee or to which any U.S. Spinco Business Employee is a party. Section 4.14(a) of the LMC Disclosure Letter indicates by an asterisk those U.S. LMC Plans that are maintained, contributed to or sponsored solely by a Spinco Company (each, a “U.S. Spinco Plan”). With respect to each U.S. LMC Plan, LMC has made available to RMT Parent (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto, (ii) copies of (1) the most recent summary plan description and any summaries of material modifications thereto and (2) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the Department of Labor, and (iii) the most recent determination or opinion letter received from the IRS (if any).

(b) Non-U.S. LMC Plans and Material Documents. Section 4.14(b) of the LMC Disclosure Letter lists, as of the date of this Agreement, all material Non-U.S. LMC Plans. Non-U.S. Spinco Plans shall mean employee benefit plans, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, (i) to which an LMC Entity is a party, with respect to which an LMC Entity has any obligation or which are maintained, contributed to or sponsored by an LMC Entity, in each case, for the benefit of any Non-U.S. Spinco Business Employee or to which any Non-U.S. Spinco Business Employee is a party (other than statutory plans) or (ii) to which a Spinco Company is a party, with respect to which a Spinco Company has any obligation or which are maintained, contributed to or sponsored by a Spinco Company, in each case, for the benefit of any Non-U.S. Spinco Business Employee or to which any Non-U.S. Spinco Business Employee is a party (other than statutory plans) (“LMC Plans shall mean U.S. LMC Plans and Non-U.S. LMC Plans). Section 4.14(b) of the LMC Disclosure Letter indicates by an asterisk those Non-U.S. LMC Plans that are maintained, contributed to or sponsored solely by a Spinco Company (each, a “Non-U.S. Spinco Plan”). With respect to each Non-U.S. LMC Plan, LMC has made available to RMT Parent (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto and (ii) copies of the most recent summary plan description and any summaries of material modifications thereto.

(c) Except as set forth in Section 4.14(c) of the LMC Disclosure Letter, each LMC Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and as applicable is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of LMC and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. All employer and employee contributions required to have been made by LMC to each U.S. LMC Plan have, in all material respects, been timely made. There is no material Proceeding pending, or to the knowledge of LMC threatened, with respect to any U.S. Spinco Plan, other than ordinary course claims for benefits. Each U.S. Spinco Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or an application for a favorable determination by the IRS has been timely filed and is currently pending, and, to the knowledge of LMC, nothing has occurred that would reasonably be expected to result in a loss of the Tax-qualified status of such U.S. Spinco Plan under Section 401(a) of the Code. To the knowledge of LMC, no UK Spinco Business Employee has any claim or right in respect of any benefits payable on early retirement or redundancy under any occupational pension scheme which claim or right has transferred to LMC or will transfer to Spinco on or after the Distribution Date pursuant to the Transfer Regulations.

(d) No Liability under Title IV or Section 302 of ERISA has been incurred by LMC or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with LMC, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) that has not been satisfied in full, and, to the knowledge of LMC, no condition exists that presents a material risk to LMC or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No U.S. LMC Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing. Neither LMC nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(e) Each Non-U.S. LMC Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with Applicable Laws. Each Non-U.S. LMC Plan required to be registered or approved by a non-U.S. governmental entity has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of LMC, no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. LMC Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to LMC. Each Non-U.S. LMC Plan is funded or insured in material compliance with Applicable Law. LMC’s Israeli Affiliated Transferor’s Liability towards the Israeli Employees regarding severance pay, accrued vacation and contributions to all Funds are fully funded or, if not required by any source to be fully funded, are accrued on LMC’s Israeli Affiliated Transferor’s financial statements as of the date of such financial statements. LMC’s Israeli Affiliated Transferor specifically declares that the employment agreements of all Israeli Employees duly adopted the terms and conditions detailed in the general approval of the Minister of Labor regarding payments by employers to a pension fund and insurance fund in lieu of severance pay in accordance with Section 14 of the Severance Pay Law, 1963 as of their start date of employment and based on their full determining salary for purposes of severance pay, and accordingly the LMC Israeli Affiliated Transferor’s contributions to the severance component within the Funds of the Israeli Employees fully satisfy its severance pay liability towards the Israeli Employees for the period of their employment up to the Distribution Date.

(f) Except as set forth in Section 4.14(f)(1) of the LMC Disclosure Letter, none of the execution and delivery of the Transaction Documents, the Internal Reorganization, the Distribution or the consummation of the Merger or any other Contemplated Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Spinco Business Employee to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any LMC Plan, or (iii) result in any breach or violation of or default under, or limit LMC’s right to amend, modify or terminate, any LMC Plan, in each case except as provided in this Agreement or the Employee Matters Agreement or pursuant to Applicable Law. Except as disclosed in Section 4.14(f)(2) of the LMC Disclosure Letter, no amounts payable under the LMC Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 4.15 Labor Matters.

Section 4.15 of the LMC Disclosure Letter lists, as of the date of this Agreement, each collective bargaining agreement or similar labor agreement that is applicable to any Spinco Business Employee as of the date of this Agreement, including Union Employees, to which an LMC Entity (excluding, for the avoidance of doubt, the JV Entities) is a party, including arrangements with works councils and other similar employee representative bodies representing any Spinco Business Employee (together with such collective bargaining agreements, the “LMC Union Contracts”). LMC complies in all material respects with all such LMC Union Contracts. LMC has made available to RMT Parent each LMC Union Contract and, if not covered by such LMC Union Contracts, a list of all unions, works councils and similar employee representative bodies representing any Spinco Business Employee. As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the knowledge of LMC, threatened in writing, (b) there is no material union organizing effort pending or, to the knowledge of LMC, threatened in writing against the Spinco Business, (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of LMC, threatened in writing affecting the Spinco Business and (d) there is no material slowdown, or work stoppage in effect or, to the knowledge of LMC, threatened in writing with respect to the Spinco Business Employees, including Union Employees. Each of LMC and its Subsidiaries conduct, and since January 1, 2013 have conducted, the Spinco Business, in all material respects, in compliance with all material Applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards. To the knowledge of LMC, as of the date of this Agreement, no Spinco Business Employee at a Level 8 or above is in material violation of any term of any employment or nondisclosure agreement, fiduciary duty or restrictive covenant for the benefit of LMC or a former employer of any such employee.

Section 4.16 Taxes. Except as set forth in Section 4.16 of the LMC Disclosure Letter,

(a) all material Tax Returns required to have been filed by, or with respect to, the Transferred Subsidiaries have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects;

(b) all material Taxes required to be paid on such Tax Returns have been paid in full or will be timely paid in full;

(c) no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any of the Transferred Subsidiaries that has not been satisfied by payment, settled or withdrawn;

(d) there are no material Tax liens on any Transferred Subsidiary (other than Permitted Liens);

(e) no Transferred Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution or a transaction effected in connection therewith, including the Internal Reorganization) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement;

(f) none of LMC, its Subsidiaries or the Transferred Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent either (i) the Merger or (ii) the Spinco Transfer and Distribution from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions;

(g) none of LMC, its Subsidiaries or the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury regulations section 1.6011-4; and

(h) none of the Transferred Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among LMC and its Subsidiaries and (ii) the Tax Matters Agreement).

Section 4.17 Spinco Material Contracts.

(a) Except as set forth in Section 4.17 of the LMC Disclosure Letter and except for (x) Contracts that do not constitute Transferred Assets or Assumed Liabilities, and (y) Government Contracts, which are covered in Section 4.21, as of the date of this Agreement, the LMC Entities, with respect to the Spinco Business, are not parties to or otherwise bound by or subject to (Contracts of the following types, the “Spinco Material Contracts”):

(i) Contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one year or more and which involved payments by an LMC Entity in respect of the Spinco Business in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(ii) Contracts for the furnishing of products or services by an LMC Entity, the performance of which will extend over a period of one year or more and which involved payments to an LMC Entity in respect of the Spinco Business in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(iii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) each material Spinco Lease existing at the date of this Agreement;

(v) Spinco Subsidiary Acquisition Agreements;

(vi) Contracts containing (A) a covenant materially restricting the ability of any LMC Entity to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (C) a provision granting the other party exclusivity or similar rights, other than teaming or similar agreements entered into in the ordinary course of business where the restrictions apply solely to the Contract or pursuit that is the subject matter of the teaming or similar agreement (and any extensions or recompetes in respect thereof) and other than as a result of an OCI clause; or

(vii) indentures, credit agreements, loan agreements and similar instruments pursuant to which a Transferred Subsidiary has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $5,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any Transferred Subsidiaries.

(b) LMC has made available to RMT Parent true, complete and correct copies of each Spinco Material Contract as in effect on the date of this Agreement. Each Spinco Material Contract is valid and binding on the applicable LMC Entity and, to the knowledge of LMC, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No LMC Entity is in material breach of, or material default under, any Spinco Material Contract to which it is a party.

(c) LMC has made available to RMT Parent true, complete and correct copies of each Financial Support Arrangement set forth on Section 7.07 of the LMC Disclosure Letter. Each such Financial Support Arrangement is valid and binding on the applicable LMC Entity and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No LMC Entity is in material breach of, or material default under such Financial Support Arrangement to which it is a party.

Section 4.18 Environmental Matters.

(a) Except as disclosed on Section 4.18 of the LMC Disclosure Letter, the Spinco Business is (and, to the knowledge of LMC and the Spinco Business, its predecessor companies have been), in material compliance with all applicable Environmental Laws, and have obtained all Environmental Permits that are necessary to conduct the Spinco Business or to own, lease or operate the Transferred Assets, except where such noncompliance or failure to have obtained such Environmental Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.06 and, as such relates to occupational health and safety standards, Section 4.15, and in this Section 4.18, are the only representations and warranties being made by LMC in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the Spinco Business, the Transferred Leased Real Property, the Spinco Owned Real Property or the Transferred Facilities.

Section 4.19 Sufficiency of Assets; Title.

(a) Except as otherwise provided in this Agreement and in Section 4.19 of the LMC Disclosure Letter, and after giving effect to the Internal Reorganization, the Spinco Transfer and the employment of the Spinco Business Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Transaction Documents, shall, in the aggregate, constitute all of the assets and rights reasonably sufficient to conduct, in all material respects, the Spinco Business immediately after the Closing independent of LMC and its then Subsidiaries in substantially the same manner as currently conducted by the LMC Entities.

(b) The LMC Entities have, in all material respects, good and valid title to, or valid leases, licenses or rights to use, all of the Transferred Assets, free and clear of all Liens, other than Permitted Liens (except with respect to the Spinco Owned Real Property and the Spinco Leased Real Property, which are the subject of the representations and warranties set forth in Section 4.13).

Section 4.20 Brokers.

Except for Goldman, Sachs & Co., J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of LMC or any of its Subsidiaries. LMC shall be solely responsible for the fees and expenses of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc.

Section 4.21 Government Contracts. With respect to Government Contracts, Government Bids and Teaming Agreements that constitute Transferred Assets or Assumed Liabilities:

(a) Except as set forth in Section 4.21(a) of the LMC Disclosure Letter, the LMC Entities, with respect to the Spinco Business, are not parties to or otherwise bound by or subject to (it being understood that Government Contracts or Government Bids the disclosure of or reference to which is prohibited by NISPOM or the comparable regulations of other Governmental Authorities are not required to be listed on Section 4.21(a) of the LMC Disclosure Letter):

(i) any Current Government Contract where the aggregate revenues during the calendar year ended December 31, 2015 were in excess of $30,000,000;

(ii) any material Government Bid for which an award has not been issued where the anticipated annual revenues will be in excess of $30,000,000; or

(iii) any material Teaming Agreement.

(b) Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. To the Knowledge of LMC, each Current Government Contract was awarded in compliance with Applicable Law. LMC has not received written notice that any Current Government Contract or Government Bid is the subject of protest proceedings.

(c) Except as set forth in Section 4.21(c) of the LMC Disclosure Letter, and solely to the extent relating to the Spinco Business, (i) since January 1, 2013, LMC (or the Affiliated Transferor or Transferred Subsidiary) has complied and is in compliance in all material respects with all contract terms, conditions, provisions, and requirements (whether stated or incorporated expressly, by reference, or by operation of law) and all requirements of Applicable Law pertaining to any Government Contract or Government Bid; (ii) since January 1, 2013, all representations, certifications and statements made, executed, acknowledged or submitted, in each case in writing, to a Governmental Authority in connection with a Government Contract or Government Bid were materially current, accurate and complete as of their respective effective dates; (iii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified LMC (or the applicable Affiliated Transferor or Transferred Subsidiary) in writing that LMC (or the applicable Affiliated Transferor or Transferred Subsidiary) has breached or violated any Applicable Law or contract term, condition, provisions, or requirement pertaining to such Current Government Contract that would reasonably be expected to adversely and materially affect (A) the collectability of any receivable or (B) the award of Government Contracts in the future; and (iv) no termination for default, or cure notice or show cause notice, is currently in effect or, to LMC’s knowledge, currently threatened pertaining to any Current Government Contract, and, to LMC’s knowledge, there is no fact or circumstance that is reasonably likely to give rise to a termination for default of any Current Government Contract.

(d) Except as set forth in Section 4.21(d) of the LMC Disclosure Letter, none of LMC’s Principals (as defined in FAR 52.209-5) with respect to the Government Contracts or Government Bids is or during the last three years has been (i) debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Authority, (ii) the subject of a finding of material non-compliance, non-responsibility or ineligibility for government contracting or for any reason is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs or (iii) currently proposed for, or has been subject to suspension, debarment or exclusion proceedings or threatened suspension, debarment or exclusion proceedings.

(e) Except as set forth in Section 4.21(e) of the LMC Disclosure Letter, there are (i) no outstanding claims, contract disputes for which the amount in dispute exceeds

$500,000, or requests for equitable adjustment against any LMC Entity with respect to the Spinco Business by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes with respect to the Spinco Business between any LMC Entity on the one hand, and a Governmental Authority on the other hand, under the Contract Disputes Act or between any LMC Entity on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party on the other hand, arising under or relating to any such Government Contract or Government Bid.

(f) The cost accounting systems and business systems (as defined in Defense Federal Acquisition Regulation Supplement 242.7001 & 252.242-7005) used by the Spinco Business and the associated entries reflected in the financial and business records of the Spinco Business with respect to Government Contracts and Government Bids are (and since January 1, 2013 have been) in compliance in all material respects with Applicable Law, and (i) business systems have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated, and (ii) to the knowledge of LMC, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the terms and conditions of the Government Contracts and Applicable Law.

(g) Except as set forth in Section 4.21(g) of the LMC Disclosure Letter, as of the date of this Agreement, with respect to the Spinco Business, (i) to the knowledge of LMC, there are no pending administrative, civil or criminal allegations, investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Authority concerning any JV Entity’s, LMC’s or any other LMC Entity’s Government Contracts. Except as set forth in Section 4.21(g) of the LMC Disclosure Letter, and except where it has not had, or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, during the past six years, neither LMC, nor, to the Knowledge of LMC, any of its personnel (i) has made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-22(b)(1)(vi), 9.407-2(a)(8) & 52.203-13) in connection with any Government Contract or Government Bid, (ii) has received credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid, or (iii) has initiated any formal internal investigation into such matter or possible matter.

(h) Except as set forth in Section 4.21(h) of the LMC Disclosure Letter, LMC has not received during the past three years, written notice of any government past performance evaluations or ratings of less than satisfactory in the Contractor Performance Assessment Reporting System in connection with the Government Contracts.

(i) Except as set forth in Section 4.21(i) of the LMC Disclosure Letter, the Spinco Business has in the past three years received a rating of satisfactory or better and complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the National Industrial Security Program Operating Manual. No notice of revocation, suspension or invalidation from the Defense Security Service or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance and, to the Knowledge of LMC, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

Section 4.22 International Trade Laws and Regulations.

(a) Since January 1, 2013, the LMC Entities and, to the knowledge of LMC, the JV Entities have conducted, in all material respects, the Spinco Business in compliance with all International Trade Laws and Regulations, have not engaged in any transactions, or otherwise dealt with any country, or other Person with whom United States Persons are prohibited from dealing under applicable International Trade Laws and Regulations, and have not participated directly or indirectly in any boycotts or other similar practices in violation of International Trade Laws and Regulations, and there are no Proceedings pending or, to the knowledge of LMC, threatened between LMC or any of its Subsidiaries or, to the knowledge of LMC, the JV Entities and any Governmental Authority under any of the International Trade Laws and Regulations that would reasonably be expected to have a Spinco Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by LMC or Spinco of the Contemplated Transactions.

(b) LMC and, to the knowledge of LMC, the JV Entities have been and are registered with the Directorate of Defense Trade Controls, United States Department of State, as an entity that engages in the United States in the business of either manufacturing or exporting “defense articles” or furnishing “defense services,” as those terms are defined in the ITAR, in connection with the operation of the Spinco Business. Except as would not reasonably be expected to have a Spinco Material Adverse Effect, neither LMC nor any of its Subsidiaries has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120, except pursuant to a valid license or other valid legal authorization and otherwise in accordance with Applicable Law.

(c) Neither LMC nor any Representative of an LMC Entity and, to the knowledge of LMC, nor any JV Entity has offered or given, with respect to the Spinco Business, and LMC has no knowledge of any Person that has offered or given on its behalf with respect to the Spinco Business, anything of value to (i) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office, (ii) any customer or member of the government or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office, in each case in violation of the FCPA, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials or other Applicable Laws of similar effect.

Section 4.23 Disclaimer of LMC and Spinco.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF LMC, SPINCO OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SPINCO BUSINESS, THE TRANSFERRED SUBSIDIARIES, THE JV ENTITIES, THE CONTEMPLATED TRANSACTIONS OR ANY OF THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, LMC, SPINCO AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) THE EXCLUDED ASSETS OR THE EXCLUDED LIABILITIES, (II) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (III) THE OPERATION OF THE SPINCO BUSINESS AFTER THE CLOSING OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE SPINCO BUSINESS AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF LMC, SPINCO OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO RMT PARENT, MERGER SUB, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO RMT PARENT, MERGER SUB OR ITS REPRESENTATIVES OF, OR RMT PARENT’S, MERGER SUB’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE SPINCO BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO RMT PARENT OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF RMT PARENT, MERGER SUB OR THEIR REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RMT PARENT AND MERGER SUB

Except as otherwise disclosed or identified in (a) the RMT Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such RMT Parent SEC Documents to the extent they are predictive or forward looking in nature; or (b) the RMT Parent Disclosure Letter, RMT Parent and Merger Sub, jointly and severally, hereby represent and warrant to LMC and Spinco as follows:

Section 5.01 Corporate Existence and Power.

Each of RMT Parent and Merger Sub is an entity duly incorporated, validly existing and in good standing under the corporation laws of the jurisdiction of its incorporation and has all corporate power and authority to own its properties and carry on its business as conducted. Each of the RMT Parent’s Subsidiaries (other than Merger Sub) is duly incorporated or formed, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction of organization) under the Applicable Laws of its respective jurisdiction of organization and has all corporate power and authority to own its properties and carry on its business as conducted.

Section 5.02 Corporate Authorization.

(a) Each of RMT Parent and Merger Sub has all necessary corporate or similar power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. Each of RMT Parent’s Subsidiaries has the necessary corporate power and authority to enter into each Transaction Document to which it is or will be a party, to carry out its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery by RMT Parent and Merger Sub of this Agreement, the performance by RMT Parent and Merger Sub of their respective obligations hereunder and the consummation by RMT Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of RMT Parent and Merger Sub, except for the RMT Parent Stockholder Approval.

(b) The execution and delivery by RMT Parent of each Transaction Document to which it is or will be a party, the performance by RMT Parent of its obligations thereunder and the consummation by RMT Parent of the Contemplated Transactions have been, or will be, duly authorized by all requisite corporate or similar action on the part of RMT Parent.

(c) The execution and delivery by each of RMT Parent’s Subsidiaries of each Transaction Document to which it is or will be a party, the performance by each of RMT Parent’s Subsidiaries of its obligations thereunder and the consummation by each of RMT Parent’s Subsidiaries of the transactions contemplated thereby will be, duly authorized by all requisite action on the part of each of RMT Parent’s Subsidiaries. This Agreement has been duly executed and delivered by each of RMT Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of each of RMT Parent and Merger Sub, enforceable against each of RMT Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document to which RMT Parent is or will be a party has been or will be duly executed and delivered by RMT Parent, and (assuming due authorization, execution, and delivery by the other parties thereto), constitutes, or will constitute, a legal, valid and binding obligation of RMT Parent, enforceable against RMT Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document will be duly executed and delivered by each of RMT Parent’s Subsidiaries party thereto, and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each of RMT Parent’s Subsidiaries party thereto or contemplated to be party thereto, enforceable against each such Subsidiary of RMT Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d) Merger Sub is a direct, wholly owned Subsidiary of RMT Parent. The copies of the articles of incorporation and bylaws of Merger Sub that were previously furnished or made available to LMC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(e) Section 5.02(e) of the RMT Parent Disclosure Letter sets forth a list as of the date hereof of the Subsidiaries of RMT Parent and their respective jurisdictions of incorporation or formation.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of RMT Parent consists of 500,000,000 shares of RMT Parent Common Stock and 10,000,000 shares of RMT Parent Preferred Stock. As of the close of business on January 25, 2016 (the “RMT Parent Capitalization Date”), (i) 72,189,438 shares of RMT Parent Common Stock and no shares of RMT Parent Preferred Stock were issued and outstanding, (ii) an aggregate 4,853,917 shares of RMT Parent Common Stock are reserved for issuance pursuant to outstanding awards and rights under the RMT Parent Stock Plans of which (A) 2,325,879 shares of RMT Parent Common Stock were subject to outstanding RMT Parent Stock Options, which RMT Parent Stock Options are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter, (B) 2,282,722 shares of RMT Parent Common Stock were subject to outstanding RMT Parent RSUs, which RMT Parent RSUs are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter, and (C) 245,316 shares of RMT Parent Common Stock were subject to outstanding RMT Parent Performance Share Units that are settled in shares of RMT Parent Common Stock, which RMT Parent Performance Share Units are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter (assuming satisfaction of any performance-based vesting criteria at the target level), and no shares of RMT Parent Common Stock were subject to outstanding RMT Parent Performance Share Units that are settled in cash, and (iii) no shares of RMT Parent Common Stock and no shares of RMT Parent Preferred Stock were held in the treasury of RMT Parent. Except as set forth above, as of the RMT Parent Capitalization Date, (i) there were no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RMT Parent or (A) obligating RMT Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, RMT Parent, (B) obligating RMT Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of RMT Parent Common Stock and (ii) there are no outstanding contractual obligations of RMT Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of RMT Parent Common Stock. All shares of RMT Parent Common Stock which may be issued prior to the Merger Effective Time in accordance with the terms of this Agreement, will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable contracts or any provision of the RMT Parent Charter or the bylaws of RMT Parent.

(b) No bonds, debentures, notes or other indebtedness of RMT Parent or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of RMT Parent may vote are issued or outstanding.

(c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. 100 shares of common stock of Merger Sub are issued and outstanding, all of which are owned of record and beneficially by RMT Parent.

(d) As of the Merger Effective Time, (i) RMT Parent will own, directly or indirectly, equity interests in each of its Subsidiaries in the manner set forth in Section 5.03(d) of the RMT Parent Disclosure Letter, in each case, free and clear of all Liens other than restrictions imposed by applicable securities laws and regulations, (ii) all equity interests in RMT Parent’s Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable, and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the equity interests in the Subsidiaries of RMT Parent or (B) obligating any Subsidiary of RMT Parent to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(e) Section 5.03(e) of the RMT Parent Disclosure Letter sets forth a list of all of the Subsidiaries of RMT Parent and RMT Parent’s respective (direct or indirect) ownership interest in each such Subsidiary. Except for its interests in the Subsidiaries set forth on Section 5.03(e) of the RMT Parent Disclosure Letter, as of the Merger Effective Time, RMT Parent will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(f) Prior to the Merger Effective Time, true, complete and correct copies of the articles or certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of RMT Parent (other than Merger Sub) will be furnished or made available to LMC.

Section 5.04 No Conflict; Board and Stockholder Approval.

(a) Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 5.04 of the RMT Parent Disclosure Letter have been obtained, all filings and notifications listed in Section 5.05 or in Section 5.05 of the RMT Parent Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to LMC or its Affiliates, the execution, delivery and performance by RMT Parent and Merger Sub of this Agreement does not, and the execution, delivery and performance by RMT Parent and Merger Sub of each other Transaction Document to which it is contemplated to be a party will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of RMT Parent or any Subsidiary of RMT Parent (including Merger Sub), (ii) (A) contravene or conflict with or violate any Applicable Law or Governmental Order applicable to RMT Parent or any Subsidiary of RMT Parent (including Merger Sub), (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any RMT Parent Material Contract or any other contract to which RMT Parent or any Subsidiary of RMT Parent is a party or by which any of their respective properties or assets is bound or (C) (1) result in the creation or the imposition of (y) any Lien upon any assets of RMT Parent or any of its Subsidiaries (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of RMT Parent or any of its Subsidiaries or (2) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of RMT Parent or any of its Subsidiaries, except in any such case as would not reasonably be expected to (I) materially and adversely affect the ability of RMT Parent or any of its Subsidiaries to carry out its obligations under, and to consummate the Contemplated Transactions or (II) otherwise have an RMT Parent Material Adverse Effect.

(b) The RMT Parent Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger and this Agreement are advisable and has approved this Agreement, and (ii) subject to the provisions of Section 7.03(d), resolved to recommend the approval by the stockholders of RMT Parent of the RMT Parent Share Issuance. The Merger Sub Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, and has recommended the approval by RMT Parent, as the sole stockholder of Merger Sub, of the Merger.

(c) The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. RMT Parent is the sole stockholder of record of Merger Sub. RMT Parent shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution and delivery of this Agreement. The RMT Parent Stockholder Approval is the only vote of the holders of any voting securities of RMT Parent under any Applicable Law, the rules and regulations of the New York Stock Exchange, and the RMT Parent Charter and the bylaws of RMT Parent necessary to approve the Contemplated Transactions, including the RMT Parent Share Issuance and the actions contemplated by Section 3.04.

Section 5.05 Governmental Consents and Approvals.

Except as set forth in Section 5.05 of the RMT Parent Disclosure Letter, the execution, delivery and performance by RMT Parent and Merger Sub of this Agreement and the execution, delivery and performance by RMT Parent and each of its Subsidiaries of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws, (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02, (c) the filing with the SEC of the Proxy Statement and the Registration Statements and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, (d) compliance with any applicable requirements and filings with DSS under the NISPOM, (e) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by RMT Parent or Merger Sub of the Contemplated Transactions or would not reasonably be expected to have an RMT Parent Material Adverse Effect, (f) compliance with the rules and regulations of the New York Stock Exchange as required in connection with the Contemplated Transactions, (g) filings with the United States Department of State’s Directorate of Defense Trade Controls in accordance with Section 122.4 of the ITAR, including a filing pursuant to ITAR Section 122.4(a) to be submitted five days after Closing or (h) as a result of any facts or circumstances relating to LMC or any of its Affiliates.

Section 5.06 Financial Information; Financing.

(a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the RMT Parent SEC Documents (i) present fairly, in all material respects, the combined financial position of RMT Parent and its Subsidiaries as of the dates thereof and the results of operations and cash flows of RMT Parent and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to have, an RMT Parent Material Adverse Effect), and (ii) were prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(b) RMT Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable RMT Parent SEC Documents. RMT Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning RMT Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of RMT Parent’s SEC filings and other public disclosure documents. As used in this Section 5.06(b), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) RMT Parent maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. RMT Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements of RMT Parent in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) RMT Parent has delivered to LMC a true, complete and fully executed copy of a commitment letter, including (i) all exhibits, schedules, attachments and amendments to such commitment letter in effect as of the date of this Agreement and (ii) any associated fee letters (together, the “RMT Commitment Letter” and, together with the Spinco Commitment Letter, the “Commitment Letters”) from CGMI, BTMU, BoA, MLPFS, JPMCB, JPMS and GS (CGMI, BTMU, BoA, MLPFS, JPMCB, JPMS and GS (together with all additional lenders and financing sources added to the RMT Commitment Letter or any Alternative RMT Commitment Letter, the “RMT Lenders” and, together with the Spinco Lenders, the “Lenders”), pursuant to which, among other things, the RMT Lenders have committed to RMT Parent and RMT Inc. to provide or cause to be provided to RMT Inc. debt financing in the aggregate amount set forth therein (the bank and/or bond financings, in each case contemplated by the RMT Commitment Letter, being referred to as the “RMT Financing”; the RMT Financing together with the Spinco Financing, the “Financings”). As of the date of this Agreement, (x) the RMT Commitment Letter has not been amended, waived or modified and (y) the respective commitments contained in the RMT Commitment Letter have not been withdrawn, modified or rescinded in any respect. Except for the RMT Commitment Letter (together with all ancillary documents referenced therein), there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the RMT Financing.

(e) The RMT Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of RMT Parent and, to the knowledge of RMT Parent, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement (assuming the accuracy of the representations and warranties and undertakings of each of LMC and Spinco under this Agreement for such purpose), no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of RMT Parent under any term or condition of the RMT Commitment Letter. RMT Parent has fully paid any and all commitment fees, any other fees or any other amounts required by the RMT Commitment Letter to be paid on or before the date of this Agreement. At the Closing, assuming the RMT Financing is funded in accordance with the RMT Commitment Letter, the proceeds of the RMT Financing will be sufficient to finance the RMT Parent Special Dividend and to pay all related fees and expenses associated therewith. Other than as set forth in the RMT Commitment Letter, there are no conditions precedent to the funding of the full amount of the RMT Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Section 8.01 and Section 8.03, RMT Parent has no reason to believe that any of the conditions to the RMT Financing that are required to be satisfied by it or any other party to the RMT Commitment Letter as a condition to the obligations under the RMT Commitment Letter will not be satisfied on a timely basis or that the RMT Financing contemplated by the RMT Commitment Letter will not be available to RMT Inc. immediately prior to, or on, the Closing Date.

(f) Upon the consummation of the Contemplated Transactions, assuming the accuracy of the representations and warranties of LMC and Spinco contained in Article IV, (i) RMT Parent will not be insolvent, (ii) RMT Parent will not be left with unreasonably small capital, (iii) RMT Parent will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature and (iv) the capital of RMT Parent will not be impaired.

Section 5.07 Absence of Certain Changes.

Since December 31, 2015, there has not occurred any RMT Parent Material Adverse Effect.

Section 5.08 Litigation.

Except as set forth in Section 5.08 of the RMT Parent Disclosure Letter, there is no Proceeding by or against RMT Parent or any of its Subsidiaries pending or, to the knowledge of RMT Parent, threatened in writing that would reasonably be expected to have an RMT Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by RMT Parent or Merger Sub of the Contemplated Transactions.

Section 5.09 Registration Statements, Proxy Statement; Schedule TO.

The information supplied by RMT Parent specifically for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, at (a) the time each Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RMT Parent, (c) the time of the RMT Parent Stockholders’ Meeting, (d) the time the Schedule TO is filed with the SEC or (e) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that RMT Parent is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by RMT Parent or Merger Sub in respect of any information provided by LMC or Spinco specifically for inclusion or incorporation by reference into the Registration Statements, the Proxy Statement or, if applicable, the Schedule TO.

Section 5.10 Compliance with Laws.

Since January 1, 2013, RMT Parent and its Subsidiaries have conducted, in all material respects, their businesses in compliance with all Applicable Laws and Governmental Orders applicable to the business of RMT Parent and its Subsidiaries, and none of RMT Parent and its Subsidiaries is in material violation of any such Applicable Law or Governmental Order. RMT Parent and each of its Subsidiaries has obtained and is, in all material respects, in compliance with all material Permits that are necessary to conduct its business or to own, lease or operate its facilities. This Section 5.10 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 5.13, Section 5.14, Section 5.15, Section 5.17, Section 5.22 or Section 5.23.

Section 5.11 Intellectual Property.

(a) Except as set forth in Section 5.11 of the RMT Parent Disclosure Letter:

(i) with respect to all material patents and patent applications, material registrations and applications for trademarks and copyrights owned by RMT Parent and its Subsidiaries (the “Owned Intellectual Property”), all such Owned Intellectual Property is subsisting and, to the knowledge of RMT Parent, except with respect to applications, is valid and enforceable;

(ii) To the knowledge of RMT Parent, the conduct of, and the use of the Owned Intellectual Property in connection with, the respective businesses of the RMT Parent and its Subsidiaries as heretofore conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Persons, except to the extent that such conflict, infringement, misappropriation or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect; provided that RMT Parent makes no representation or warranty hereunder with respect to any Intellectual Property owned and provided by a third party (other than RMT Parent or any of its Affiliates) that is embedded or included in any such Owned Intellectual Property;

(iii) To the knowledge of RMT Parent, RMT Parent and the other RMT Parent Entities have taken reasonable measures to protect the confidentiality of all such Owned Intellectual Property that is considered confidential or proprietary by RMT Parent as of the date of this Agreement (except for such Owned Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such Owned Intellectual Property; and

(iv) There is no (A) Proceeding initiated by any other Person pending or, to the knowledge of RMT Parent, threatened in writing against RMT Parent or any other RMT Parent Entity (1) concerning the matters described in Section 5.11(a)(ii) or (2) challenging the validity, enforceability or ownership of any material Owned Intellectual Property; provided, in each case, that any Proceeding that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to RMT Parent or any RMT Parent Entity shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against RMT Parent or any RMT Parent Entity or settlement agreement that an RMT Parent Entity is a party to or, to the knowledge of RMT Parent, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Owned Intellectual Property.

(b) Since January 1, 2013, to the knowledge of RMT Parent, (i) there have been no security breaches in the information technology systems of, used by or affecting the business of RMT Parent and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that adversely affected the business of RMT Parent and its Subsidiaries, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect.

(c) The RMT Parent Entities, in connection with the conduct of the business of RMT Parent and its Subsidiaries, have, at all times since January 1, 2013, complied, in all material respects, with RMT Parent’s own posted or otherwise binding privacy policies, relating to privacy, data protection, or the collection, retention, protection and use of PII. No Proceedings have been asserted or, to the knowledge of RMT Parent, threatened in writing against any RMT Parent Entity, alleging a material violation of any Person’s privacy, personal information or data rights in relation to the conduct of the business of RMT Parent and its Subsidiaries that would reasonably be expected to have an RMT Parent Material Adverse Effect. In connection with the operation of the business of RMT Parent and its Subsidiaries, the RMT Parent Entities take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure, or other misuse.

(d) There is no material license under which an RMT Parent Entity is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property, or is restricted in any material respect in its right to use any material Intellectual Property (excluding (i) licenses for COTS software (as such term is defined in the Separation Agreement), or (ii) licenses granted to customers (including Governmental Authorities) in the ordinary course of business consistent with past practice) (each such license, “RMT Parent License”) for which the termination thereof or the restriction or loss of rights thereunder would reasonably be expected to have a RMT Parent Material Adverse Effect. Each RMT Parent License is valid and binding on the applicable RMT Parent Entity and, to the knowledge of RMT Parent, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No RMT Parent Entity is in material breach of, or material default under, any RMT Parent License to which it is a party.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.04, Section 5.07, Section 5.08 and in this Section 5.11 are the only representations and warranties being made by RMT Parent in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation or other violation of, a third party’s Intellectual Property rights.

Section 5.12 Real Property.

(a) Section 5.12(a) of the RMT Parent Disclosure Letter sets forth, with respect to each parcel of RMT Parent Leased Real Property as of the date of this Agreement and each parcel of RMT Parent Leased Real Property as of the Closing Date, the Contracts which provide RMT Parent with such rights in or to such RMT Parent Leased Real Property existing as of the date of this Agreement (collectively with the Contracts that provide RMT Parent with such rights in or to such RMT Parent Leased Real Property as of the Closing Date, the “RMT Leases”), the address (or other identifying description) of each parcel of material RMT Parent Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of RMT Parent Leased Real Property. True, correct and complete copies of all RMT Leases existing as of the date of this Agreement have been provided to LMC. RMT Parent (i) has a valid and binding leasehold interest in each parcel of RMT Parent Leased Real Property existing as of the date of this Agreement and (ii) will have a valid and binding leasehold interest in each parcel of RMT Parent Leased Real Property, in each case, free and clear of all Liens, other than Permitted Liens. No RMT Parent Entity has subleased or granted to a third party any right to use or occupy all or any portion of the RMT Parent Leased Real Property.

(b) No RMT Parent Entity, nor to the knowledge of RMT Parent Entity, any counterparty to any RMT Lease is in default in any material respects with respect to any obligation under an RMT Lease. No RMT Parent Entity has subleased or granted to a third party any right to use or occupy all or any portion of the RMT Parent Leased Real Property.

(c) Section 5.12(c) of the RMT Parent Disclosure Letter sets forth the address and parcel number of each parcel of material RMT Parent Owned Real Property. A RMT Parent Entity has good and marketable fee simple title in and to each parcel of RMT Parent Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any RMT Parent Owned Real Property or any portion thereof or interest therein. Other than pursuant to easements of record, no RMT Parent Entity has leased or granted any right to use or occupy all or any portion of an RMT Parent Owned Real Property to a third party. There is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of RMT Parent, threatened, affecting the RMT Parent Owned Real Property or any portion thereof or interest therein.

Section 5.13 Employee Benefit Matters.

(a) U.S. RMT Parent Plans and Material Documents. Section 5.13(a) of the RMT Parent Disclosure Letter lists, as of the date of this Agreement, all material “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all material employment, termination, severance, retention or other contracts or agreements, to which RMT Parent or any of its Subsidiaries is a party, with respect to which RMT Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by RMT Parent or any of its Subsidiaries, in each case, for the benefit of any U.S. RMT Parent Employee or to which any U.S. RMT Parent Employee is a party (collectively, the “U.S. RMT Parent Plans”). With respect to each U.S. RMT Parent Plan, RMT Parent has made available to LMC (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto, (ii) copies of (1) the most recent summary plan description and any summaries of material modifications thereto and (2) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the Department of Labor, and (iii) the most recent determination or opinion letter received from the IRS (if any).

(b) Non-U.S. RMT Parent Plans and Material Documents. Section 5.13(b) of the RMT Parent Disclosure Letter lists, as of the date hereof, all material employee benefit plans, material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which RMT Parent or any of its Subsidiaries is a party, with respect to which RMT Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by RMT Parent or any of its Subsidiaries, in each case, for the benefit of any Non-U.S. RMT Parent Employee or to which any Non-U.S. RMT Parent Employee is a party (other than statutory plans) (collectively, the “Non-U.S. RMT Parent Plans” and together with the U.S. RMT Parent Plans, the “RMT Parent Plans”). With respect to each Non-U.S. RMT Parent Plan, RMT Parent has made available to LMC (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto and (ii) copies of the most recent summary plan description and any summaries of material modifications thereto.

(c) Each RMT Parent Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and as applicable is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of RMT Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of RMT Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. All employer and employee contributions required to have been made by RMT Parent to each U.S. RMT Parent Plan have, in all material respects, been timely made. There is no material Proceeding pending, or to the knowledge of RMT Parent threatened, with respect to any U.S. RMT Parent Plan, other than ordinary course claims for benefits. Each U.S. RMT Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or an application for a favorable determination by the IRS has been timely filed and is currently pending, and, to the knowledge of RMT Parent, nothing has occurred that would reasonably be expected to result in a loss of the Tax-qualified status of such U.S. RMT Parent Plan under Section 401(a) of the Code.

(d) No Liability under Title IV or Section 302 of ERISA has been incurred by RMT Parent or any of its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of RMT Parent, no condition exists that presents a material risk to RMT Parent or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No U.S. RMT Parent Plan that is a Title IV Plan or any trust established thereunder has incurred any

“accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing. Neither RMT Parent nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(e) Each Non-U.S. RMT Parent Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with Applicable Laws. Each Non-U.S. RMT Parent Plan required to be registered or approved by a non-U.S. governmental entity has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge or RMT Parent, no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. RMT Parent Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to RMT Parent. Each Non-U.S. RMT Parent Plan is funded or insured in material compliance with Applicable Law.

(f) Except as set forth in Section 5.13(f)(1) of the RMT Parent Disclosure Letter, none of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Merger or any other Contemplated Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any RMT Parent Employee to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any RMT Parent Plan or (iii) result in any breach or violation of or default under, or limit RMT Parent’s right to amend, modify or terminate, any RMT Parent Plan, in each case, except as provided in this Agreement or the Employee Matters Agreement or pursuant to Applicable Law. Except as disclosed in Section 5.13(f)(2) of the RMT Parent Disclosure Letter, no amounts payable under the RMT Parent Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 5.14 Labor Matters.

Section 5.14 of the RMT Parent Disclosure Letter lists, as of the date of this Agreement, each collective bargaining agreement or similar labor agreement that is applicable to any RMT Parent Employee as of the date of this Agreement, and its Subsidiaries, including Union Employees, to which RMT Parent or any of its Subsidiaries is a party, including arrangements with works councils and other similar employee representative bodies representing any employee of RMT Parent and its Subsidiaries will have outstanding rights or obligations on and following the Closing (together with such collective bargaining agreements, the “RMT Parent Union Contracts”). RMT Parent has made available to LMC each RMT Parent Union Contract. As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the RMT Parent’s knowledge, threatened in writing, (b) there is no material union organizing effort pending or, to the knowledge of RMT Parent, threatened in writing against RMT Parent or any of its Subsidiaries, (c) there is no material unfair labor practice, labor dispute

(other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of RMT Parent, threatened in writing affecting RMT Parent or any of its Subsidiaries and (d) there is no material slowdown, or work stoppage in effect or, to the knowledge of RMT Parent, threatened in writing with respect to RMT Parent or any of its Subsidiaries, including Union Employees. RMT Parent and each of its Subsidiaries conducts, and since January 1, 2013 has conducted, its business, in all material respects, in compliance with all material Applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards.

Section 5.15 Taxes. Except as set forth in Section 5.15 of the RMT Parent Disclosure Letter,

(a) all material Tax Returns required to have been filed by, or with respect to, RMT Parent and its Subsidiaries have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects;

(b) all material Taxes required to be paid on such Tax Returns have been paid in full or will be timely paid in full;

(c) no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against RMT Parent or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn;

(d) there are no material Tax liens on RMT Parent or any of its Subsidiaries (other than Permitted Liens);

(e) none of RMT Parent and its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to this Agreement;

(f) none of RMT Parent, Merger Sub and their respective Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent either (i) the Merger or (ii) the Spinco Transfer and Distribution from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions;

(g) none of RMT Parent and its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury regulations section 1.6011-4; and

(h) none of RMT Parent and its Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among RMT Parent and its Subsidiaries and (ii) the Tax Matters Agreement).

Section 5.16 RMT Parent Material Contracts.

(a) Except as set forth in Section 5.16 of the RMT Parent Disclosure Letter and except for Government Contracts, which are covered in Section 5.22, as of the date of this Agreement, neither RMT Parent nor any of its Subsidiaries are parties to or otherwise bound by or subject to (Contracts of the following types, the “RMT Parent Material Contracts”):

(i) Contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one year or more and which involved payments by RMT Parent or any of its Subsidiaries in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(ii) Contracts for the furnishing of products or services by RMT Parent or any of its Subsidiaries, the performance of which will extend over a period of one year or more and which involved payments to RMT Parent or any of its Subsidiaries in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(iii) Contracts concerning the establishment or operation of any material partnership, joint venture or limited liability company (other than any such Contract between RMT Parent or any of its Subsidiaries and another Subsidiary of RMT Parent);

(iv) material lease agreements for parcels of RMT Parent Leased Real Property existing at the date of this Agreement;

(v) Contracts containing (A) a covenant materially restricting the ability of RMT Parent or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (C) a provision granting the other party exclusivity or similar rights, other than teaming or similar agreements entered into in the ordinary course of business where the restrictions apply solely to the Contract or pursuit that is the subject matter of the teaming or similar agreement (and any extensions or recompetes in respect thereof) and other than as a result of an OCI clause; or

(vi) indentures, credit agreements, loan agreements and similar instruments pursuant to which RMT Parent or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $5,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any RMT Parent and any of its Subsidiaries.

(b) RMT Parent has made available to LMC true, complete and correct copies of each RMT Parent Material Contract in effect on the date of this Agreement. Each RMT Parent Material Contract is valid and binding on RMT Parent or its Subsidiaries, as applicable, and, to the knowledge of RMT Parent, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither RMT Parent nor any of its Subsidiaries is in material breach of, or material default under, any RMT Parent Material Contract to which it is a party.

Section 5.17 Environmental Matters.

(a) Except as disclosed on Section 5.17 of the RMT Parent Disclosure Letter, the business of RMT Parent and its Subsidiaries is in material compliance with all applicable Environmental Laws and has obtained all Environmental Permits that are necessary to conduct its business or to own, lease or operate its facilities, except where such noncompliance or failure to have obtained all such Environmental Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect.

(b) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.05, and, as such relates to occupational health and safety standards, Section 5.14, and in this Section 5.17, are the only representations and warranties being made by RMT Parent in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the businesses of RMT Parent and its Subsidiaries, the RMT Parent Leased Real Property or the RMT Parent Owned Real Property.

Section 5.18 No Stockholder Rights Plan; No Anti-Takeover Law.

As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which RMT Parent or any of its Subsidiaries is a party or otherwise is bound. The Contemplated Transactions are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which RMT Parent or any of its Subsidiaries is a party or otherwise is bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law applicable to RMT Parent or Merger Sub enacted under Applicable Law applies to this Agreement, the Merger or any other Contemplated Transactions.

Section 5.19 Operations of Merger Sub.

Merger Sub was newly formed solely for the purpose of engaging in the transactions contemplated by this Agreement and at no time prior to the Merger Effective Time will Merger Sub have conducted any business activity or other operations of any kind other than those necessary to consummate the Merger as contemplated by this Agreement.

Section 5.20 Opinion of Financial Advisor.

The RMT Parent Board has received a written opinion (or an oral opinion to be confirmed in writing) of Citigroup Global Markets Inc., dated on or about the date of this Agreement, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to RMT Parent.

Section 5.21 Brokers.

Except for Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of RMT Parent or any of its Subsidiaries. RMT Parent shall be solely responsible for the fees and expenses of Citigroup Global Markets Inc.

Section 5.22 Government Contracts. With respect to Government Contracts, Government Bids and Teaming Agreements of RMT Parent and its Subsidiaries:

(a) Except as set forth in Section 5.22(a) of the RMT Parent Disclosure Letter, the RMT Parent Entities are not parties to or otherwise bound by or subject to (it being understood that Government Contracts or Government Bids the disclosure of or reference to which is prohibited by NISPOM or the comparable regulations of other Governmental Authorities are not required to be listed on Section 5.22 of the RMT Parent Disclosure Letter):

(i) any Current Government Contract where the aggregate revenues during the calendar year ended December 31, 2015 were in excess of $30,000,000;

(ii) any material Government Bid for which an award has not been issued where the anticipated annual revenues will be in excess of $30,000,000; or

(iii) any material Teaming Agreement.

(b) Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. To the Knowledge of RMT Parent, each Current Government Contract was awarded in compliance with Applicable Law. RMT Parent has not received written notice that any Current Government Contract or Government Bid is the subject of protest proceedings.

(c) Except as set forth in Section 5.22(c) of the RMT Parent Disclosure Letter, and solely to the extent relating to the business of RMT Parent and its Subsidiaries(i) since January 1, 2013, RMT Parent and its Subsidiaries have complied and are in compliance in all material respects with all contract terms, conditions, provisions, and requirements (whether stated or incorporated expressly, by reference, or by operation of law) and all requirements of Applicable Law pertaining to any Government Contract or Government Bid of RMT Parent or its Subsidiaries; (ii) since January 1, 2013, all representations, certifications and statements made, executed, acknowledged or submitted, in each case in writing, to a Governmental Authority in connection with a Government Contract or Government Bid were materially current, accurate and complete as of their respective effective dates; (iii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified RMT Parent or any of its Subsidiaries in writing that RMT Parent or its applicable Subsidiary has breached or violated any Applicable Law or contract term, condition, provisions, or requirement pertaining to such Current Government Contract that would reasonably be expected to adversely and materially affect (A) the collectability of any receivable or (B) the award of Government Contracts in the future; and (iv) no termination for default, or cure notice or show cause notice, is currently in effect or, to RMT Parent’s knowledge, currently threatened pertaining to any Current Government Contract, and, to RMT Parent’s knowledge, there is no fact or circumstance that is reasonably likely to give rise to a termination for default of any Current Government Contract.

(d) Except as set forth in Section 5.22(d) of the RMT Parent Disclosure Letter, none of RMT Parent’s Principals (as defined in FAR 52.209-5) with respect to the Government Contracts or Government Bids is or during the last three years has been (i) debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Authority, (ii) the subject of a finding of material non-compliance, non-responsibility or ineligibility for government contracting or for any reason is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs or (iii) currently proposed for, or has been subject to suspension, debarment or exclusion proceedings or threatened suspension, debarment or exclusion proceedings.

(e) Except as set forth in Section 5.22(e) of the RMT Parent Disclosure Letter, there are (i) no outstanding claims, contract disputes for which the amount in dispute exceeds $500,000, or requests for equitable adjustment against any RMT Parent or its Subsidiaries by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes with respect to the business of RMT Parent or its Subsidiaries between any RMT Parent Entity on the one hand, and a Governmental Authority on the other hand, under the Contract Disputes Act or between any RMT Parent Entity on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party on the other hand, arising under or relating to any such Government Contract or Government Bid.

(f) The cost accounting systems and business systems (as defined in Defense Federal Acquisition Regulation Supplement 242.7001 & 252.242-7005) used by RMT Parent and its Subsidiaries and the associated entries reflected in the financial and business records of RMT Parent and its Subsidiaries with respect to Government Contracts and Government Bids are (and since January 1, 2013 have been) in compliance in all material respects with Applicable Law, and (i) business systems have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated, and (ii) to the Knowledge of RMT Parent, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the terms and conditions of the Government Contracts and Applicable Law.

(g) Except as set forth in Section 5.22(g) of the RMT Parent Disclosure Letter, as of the date of this Agreement, (i) to the knowledge of RMT Parent, there are no pending administrative, civil or criminal investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Authority concerning RMT Parent’s or any other RMT Parent Entity’s Government Contracts. Except as set forth in Section 5.22(g) of the RMT Parent Disclosure Letter, and except where it has not had, or would not reasonably be expected to have an RMT Parent Material Adverse Effect, during the past six years, neither RMT Parent, nor, to the Knowledge of RMT Parent, any of its personnel (i) has made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-22(b)(1)(vi), 9.407-2(a)(8) & 52.203-13) in connection with any Government Contract or Government Bid, (ii) has received credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid, or (iii) has initiated any formal internal investigation into such matter or possible matter.

(h) Except as set forth in Section 5.22(h) of the RMT Parent Disclosure Letter, RMT Parent has not received during the past three years, written notice of any government past performance evaluations or ratings of less than satisfactory in the Contractor Performance Assessment Reporting System in connection with the Government Contracts.

(i) Except as set forth in Section 5.22(i) of the RMT Parent Disclosure Letter, each of RMT Parent and its Subsidiaries has in the past three years received a rating of satisfactory or better and complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the National Industrial Security Program Operating Manual. No notice of revocation, suspension or invalidation from the Defense Security Service or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance and, to the Knowledge of RMT Parent, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

Section 5.23 International Trade Laws and Regulations.

(a) Since January 1, 2013, RMT Parent and its Subsidiaries have been and are currently in compliance in all material respects with all International Trade Laws and Regulations, have not engaged in any transactions, or otherwise dealt with any country, or other Person with whom United States Persons are prohibited from dealing under applicable International Trade Laws and Regulations, and have not participated directly or indirectly in any boycotts or other similar practices in violation of International Trade Laws and Regulations, and there are no Proceedings pending or, to the knowledge of RMT Parent, threatened between any RMT Parent Entity and any Governmental Authority under any of the International Trade Laws and Regulations that would reasonably be expected to have an RMT Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by RMT Parent of the Contemplated Transactions.

(b) RMT Parent has been and is registered with the Directorate of Defense Trade Controls, United States Department of State, as an entity that engages in the United States in the business of either manufacturing or exporting “defense articles” or furnishing “defense services,” as those terms are defined in the ITAR, in connection with the operation of its business. Except as would not reasonably be expected to have an RMT Parent Material Adverse Effect, neither RMT Parent nor any of its Subsidiaries has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120, except pursuant to a valid license or other valid legal authorization and otherwise in accordance with Applicable Law.

(c) No RMT Parent Entity or Representative of an RMT Parent Entity has offered or given, and RMT Parent has no knowledge of any Person that has offered or given on its behalf, anything of value to (a) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office, (b) any customer or member of the government or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office, in each case in violation of the FCPA, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials or other Applicable Laws of similar effect.

Section 5.24 Disclaimer of RMT Parent and Merger Sub.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF RMT PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY OF THEIR BUSINESSES OR THEIR SUBSIDIARIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, RMT PARENT, MERGER SUB AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (II) THE OPERATION OF THEIR BUSINESSES AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THEIR BUSINESSES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF RMT PARENT, MERGER SUB, OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO LMC, SPINCO OR THEIR REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO LMC, SPINCO, OR THEIR REPRESENTATIVES, OR LMC’S, SPINCO’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESSES OF RMT PARENT AND ITS SUBSIDIARIES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO LMC OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF LMC OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by LMC Pending the Merger.

(a) From the date of this Agreement and until the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with Section 9.01, except, (i) as set forth in Section 6.01 of the LMC Disclosure Letter, (ii) for or as contemplated by the Internal Reorganization, the Distribution and the other Contemplated Transactions, (iii) for actions required by Applicable Law, and (iv) as RMT Parent otherwise shall consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (A) LMC shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct the Spinco Business in the ordinary course in all material respects and preserve intact in all material respects the business organization of the Spinco Business, and (B) LMC shall not, and shall cause its Subsidiaries not to, to the extent relating to the Spinco Business, and shall cause the Transferred Subsidiaries not to, in each case, in a manner consistent with the following:

(i) (A) issue, sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of a Lien on, the LMC JV Interests or any shares of any class of capital stock, or other ownership interests, of any of the Transferred Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of any of the Transferred Subsidiaries or JV Entities;

(ii) (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any material assets of the Spinco Business, except (1) in the ordinary course of business and consistent with past practice; (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Spinco Business; and (3) Liens that are Permitted Liens;

(iii) amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Transferred Subsidiary, other than to change its name;

(iv) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of a Transferred Subsidiary;

(v) (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or (B) make any loans or advances or capital contribution to, or investment in, any Person other than a Transferred Subsidiary, except in each case for bidding joint ventures formed for a specific procurement in the ordinary course of business;

(vi) (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by LMC or its Affiliates to any of the Spinco Business Employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any LMC Plan as it relates to any of the Spinco Business Employees, (C) adopt, amend or terminate any LMC Union Contract or (D) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Spinco Business Employee, in each case, other than (1) as required by Applicable Law, (2) as required by any LMC Plan or any LMC Union Contract, each as in effect on the date hereof, (3) grants of equity or equity-based awards pursuant to LMC’s equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $25,000,000, or, (4) in the ordinary course of business consistent with the past practices of LMC or its Affiliates (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of LMC and/or its Affiliates and does not disproportionately increase the compensation and benefits of the Spinco Business Employees relative to such other similarly situated employees;

(vii) waive or remove any material restriction under any LMC Plan;

(viii) change any method of accounting or accounting practice or policy used by LMC as it relates to the Spinco Business, other than such changes as are required by GAAP, Applicable Law or a Governmental Authority;

(ix) (A) terminate, discontinue, close or dispose of any business operation that is part of the Spinco Business, or lay off any Spinco Business Employees (other than layoffs of less than 50 employees at any individual location in any six month period in the ordinary course of business consistent with past practice); or (B) transfer internally or otherwise alter the duties and responsibilities of any individual, including any employee of LMC and its Affiliates, in a manner that would affect whether such individual is or is not classified as a Spinco Business Employee, except, in each case, to the extent contemplated or required by the Employee Matters Agreement;

(x) other than in the ordinary course of business and consistent with past practice or as required by Applicable Law, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement relating to Taxes (other than a closing agreement described in Section 3(a) of the Tax Matters Agreement) or (F) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Spinco or RMT Parent or any of the Transferred Subsidiaries;

(xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Spinco Financial Statements or Spinco Audited Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction does not impose any payment obligations on a Spinco Company following the Cut-Off Time and otherwise would not restrict the operation of the Spinco Business following the Merger Effective Time;

(xii) incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness solely between or among LMC Entities that will be repaid prior to the Distribution, (B) the Spinco Debt, (C) indebtedness solely between or among any of the Transferred Subsidiaries and (D) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(xiii) commence or settle any Proceeding other than in the ordinary course of business and consistent with past practice;

(xiv) other than in the ordinary course of business and consistent with past practice materially amend (other than an extension), cancel or terminate any Spinco Material Contract, IP License, material Government Contracts, or any Government Bid;

(xv) (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material Spinco Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Spinco Intellectual Property, (B) grant to any third party any exclusive license, or enter into any covenant not to sue, or (C) disclose to any Person any material trade secret or confidential Data that would constitute a Transferred Asset, with respect to any (y) material Licensed Intellectual Property as it relates to the Spinco Business or (z) material Transferred Intellectual Property, in each case, except in the ordinary course of business and consistent with past practice;

(xvi) fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the Spinco Business, except to the extent such actions affect similarly situated businesses of LMC and its Subsidiaries and do not disproportionately affect the Spinco Business;

(xvii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

(xviii) enter into any agreement to do any of the foregoing.

(b) From the date of this Agreement until the Distribution, LMC shall cause each of the Transferred Subsidiaries to (i) prepare and timely file all Tax Returns that it is required to file, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify RMT Parent of any notice of any material Proceeding or audit in respect of any Tax matters (or any significant developments with respect to ongoing Proceedings or audits in respect of such Tax matters) affecting a Transferred Subsidiary.

Section 6.02 Conduct of Business by RMT Parent Pending the Merger.

(a) From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 9.01, except, (i) as set forth in Section 6.02 of the RMT Parent Disclosure Letter, (ii) for the Contemplated Transactions, (iii) for actions required by Applicable Law, and (iv) as LMC otherwise shall consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (A) RMT Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct its and their businesses in the ordinary course in all material respects and preserve intact in all material respects the business organization of their businesses, and (B) RMT Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) issue, sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of a Lien on, any shares of any class of capital stock, or other ownership interests, of RMT Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of RMT Parent or any of its Subsidiaries, other than, as applicable, (1) any such transaction by a directly or indirectly wholly owned Subsidiary of RMT Parent which remains a directly or indirectly wholly owned Subsidiary of RMT Parent after consummation of such transaction, (2) upon the exercise or settlement of, or as otherwise required by, any RMT Parent Stock Awards granted pursuant to the RMT Parent Stock Plans outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted in the ordinary course of business or (3) pursuant to the RMT Parent Share Issuance;

(ii) (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any material assets of the businesses of RMT Parent and its Subsidiaries, except (1) in the ordinary course of business and consistent with past practice, (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the business of RMT Parent or its Subsidiaries, (3) Liens that are Permitted Liens and (4) Liens securing indebtedness that would not be prohibited by Section 6.02(a)(ix);

(iii) amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of RMT Parent or any of its material Subsidiaries (other than immaterial amendments to any such RMT Parent Subsidiary organizational documents);

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock except for (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.32 per share in respect of RMT Parent Common Stock, (B) dividends or distributions by any directly or indirectly wholly owned Subsidiary of RMT Parent, and (C) the RMT Parent Special Dividend;

(v) (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than acquisitions not exceeding $25,000,000 in the aggregate and dispositions not exceeding $25,000,000 in the aggregate; or (B) make any loans or advances or capital contribution to, or investment in, any Person other than RMT Parent or a Subsidiary of RMT Parent, except in each case for bidding joint ventures formed for a specific procurement in the ordinary course of business;

(vi) (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by RMT Parent or its Subsidiaries to any of its employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any RMT Parent Plans or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any RMT Parent Employee, in each case, other than (1) as required by Applicable Law, (2) as required by any RMT Parent Plan or RMT Parent Union Contract, each as in effect on the date hereof, (3) grants of equity or equity-based awards pursuant to RMT Parent’s equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $45,000,000, (4) in the ordinary course of business consistent with the past practices of RMT Parent or its Subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of RMT Parent and/or its Subsidiaries;

(vii) change any method of accounting or accounting practice or policy used by RMT Parent as it relates to the businesses of RMT Parent and its Subsidiaries, other than such changes as are required by GAAP, Applicable Law or a Governmental Authority;

(viii) other than in the ordinary course of business and consistent with past practice or as required by Applicable Law, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement relating to Taxes or (F) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Spinco or RMT Parent or any of its Subsidiaries;

(ix) incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness incurred under RMT Parent’s current credit facilities (other than to finance an acquisition of a material business), (B) indebtedness solely between or among RMT Parent and its Subsidiaries, (C) refinancings, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (D) indebtedness incurred in connection with the Contemplated Transactions, (E) indebtedness incurred to finance the RMT Parent Special Dividend), and (F) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(x) commence or settle any Proceeding other than in the ordinary course of business and consistent with past practice;

(xi) other than in the ordinary course of business and consistent with past practice materially amend (other than an extension), cancel or terminate any RMT Parent Material Contract, any RMT Parent License or any material Government Bid for which an award has not been issued;

(xii) (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material RMT Parent Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material RMT Parent Intellectual Property or (B) grant to any third party any exclusive license, or enter into any covenant not to sue with respect to any material RMT Parent Intellectual Property, except in the ordinary course of business and consistent with past practice;

(xiii) fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the businesses of RMT Parent and its Subsidiaries; or

(xiv) enter into any agreement to do any of the foregoing.

(b) From the date of this Agreement until the Merger Effective Time, RMT Parent shall, and shall cause each of its Subsidiaries to, (i) prepare and timely file all Tax Returns that it is required to file, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify LMC of any notice of any material Proceeding or audit in respect of any Tax matters (or any significant developments with respect to ongoing Proceedings or audits in respect of such Tax matters).

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.01 Registration Statements; Proxy Statement; Schedule TO; Merger Sub and Spinco Stockholder Approvals.

(a) As promptly as reasonably practicable following the date hereof, to the extent such filings are required by Applicable Law in connection with the transactions contemplated by this Agreement, LMC shall cause to be prepared the audited financial statements contemplated by Section 7.16 and as promptly as practicable after the date such audited financial statements are delivered to RMT Parent, (i) LMC, Spinco, RMT Parent and Merger Sub shall jointly prepare, and RMT Parent shall file with the SEC, a proxy statement relating to the RMT Parent Stockholder Approval (together with all supplements and amendments thereto, the “Proxy Statement”) and a registration statement on Form S-4 to register under the Securities Act the RMT Parent Share Issuance (together with all supplements and amendments, prospectuses or information statements, the “RMT Parent Registration Statement”), (ii) LMC, Spinco, RMT Parent and Merger Sub shall jointly prepare, and Spinco shall file with the SEC, a registration statement on Form 10 or Form S-1 (if the Distribution is effected in whole as a pro rata dividend), on Form S-4 (if the Distribution is effected in whole as an exchange offer) or on a combined Form S-4/S-1 (if the Distribution is effected otherwise) to register under the Exchange Act or the Securities Act, as the case may be, the Spinco Common Stock to be distributed in the Distribution (together with all supplements and amendments, prospectuses or information statements, the “Spinco Registration Statement” and, together with the RMT Parent Registration Statement, the “Registration Statements”) and (iii) if the Distribution is effected in whole or in part as an exchange offer, LMC shall prepare and file with the SEC, when and as required, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”).

(b) Each of LMC, Spinco, RMT Parent and Merger Sub shall use its reasonable best efforts to have the Registration Statements declared effective under the Exchange Act or the Securities Act, as applicable, as promptly as practicable after such filing, and RMT Parent shall cause the Proxy Statement to be mailed to the holders of RMT Parent Common Stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Parent Registration Statement is declared effective. Each of RMT Parent and LMC shall also take any action required to be taken under any applicable state securities laws or regulations in connection with, in the case of RMT Parent, the RMT Parent Share Issuance and, in the case of LMC, the issuance and distribution of the Spinco Common Stock in the Distribution and, if applicable, the exchange of Spinco Common Stock pursuant to the Exchange Offer. The Parties shall cooperate in preparing and filing with the SEC the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. RMT Parent and Merger Sub shall furnish all information concerning RMT Parent and the RMT Parent Entities, and LMC and Spinco shall furnish all information concerning LMC, the Spinco Business and the Transferred Subsidiaries as may be reasonably requested by the other Parties in connection with the preparation, filing and distribution of the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. None of the Proxy Statement, the Registration Statements, the Schedule TO nor any amendment or supplement thereto shall be filed or mailed to stockholders without the written consent of all of the Parties (such consent not to be unreasonably withheld, delayed or conditioned).

(c) The Proxy Statement shall (i) state that the RMT Parent Board has approved this Agreement and the transactions contemplated hereby, and approved the RMT Parent Share Issuance and (ii) subject to Section 7.03(d), include the RMT Parent Recommendation (except to the extent that RMT Parent effects a Change in the RMT Parent Recommendation in accordance with Section 7.03(d)).

(d) Except for, but subject to Section 10.07, ordinary course communications filed pursuant to Rule 425 under the Securities Act and as required by Applicable Law or in connection with a Change in the RMT Parent Recommendation, no amendment or supplement to the Proxy Statement, a Registration Statement or the Schedule TO shall be made without the prior consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed). RMT Parent and LMC, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when a Registration Statement has become effective or any supplement or amendment to the Proxy Statement or a Registration Statement has been filed, (ii) the issuance of any stop order; (iii) the suspension of the qualification for offering or sale in any jurisdiction of the RMT Parent Common Stock issuable in connection with the Merger or the Spinco Common Stock issuable in connection with the Distribution, or (iv) any oral or written request by the SEC for amendment of the Proxy Statement, a Registration Statement or the Schedule TO or SEC comments thereon or requests by the SEC for additional information. RMT Parent and LMC shall promptly provide each other with copies of any written communication from the SEC and summaries of any oral communications with the SEC with respect to the Proxy Statement, the Registration Statements or the Schedule TO and shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement, the Registration Statements and the Schedule TO as shall be reasonably appropriate.

(e) If, at any time prior to the Merger Effective Time, any event or circumstance shall be discovered by a Party that should be set forth in an amendment or a supplement to a Registration Statement, the Proxy Statement or the Schedule TO so that any such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties and the Parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to stockholders.

(f) In connection with the filing of the Registration Statements and other SEC filings contemplated hereby, each of LMC and RMT Parent shall use its reasonable best efforts to (i) cooperate with the other to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and Applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of LMC or RMT Parent, as the case may be, to discuss the materials prepared and delivered pursuant to this Section 7.01(f).

Section 7.02 RMT Parent Stockholders’ Meeting.

RMT Parent shall establish a record date and take all other lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “RMT Parent Stockholders’ Meeting”) as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Parent Registration Statement is declared effective, for the purpose of obtaining the RMT Parent Stockholder Approval. RMT Parent agrees that the obligation of RMT Parent to call, give notice of, convene and hold the RMT Parent

Stockholders’ Meeting shall not be limited or otherwise affected by (a) the commencement, disclosure, announcement or submission to RMT Parent or its stockholders of any Competing RMT Parent Transaction, or (b) any Change in the RMT Parent Recommendation. Subject to Section 7.03(d), RMT Parent shall solicit from its stockholders proxies in favor of the RMT Parent Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the RMT Parent Stockholder Approval. RMT Parent agrees that it shall not submit to a vote of the stockholders of RMT Parent any Competing RMT Parent Transaction or Competing RMT Parent Transaction Agreement (in either case, whether or not a Superior Proposal) prior to the vote of RMT Parent’s stockholders to obtain the RMT Parent Stockholder Approval.

Section 7.03 No Solicitation of Transactions.

(a) RMT Parent agrees that it will not, nor will it permit any of its Subsidiaries to, and that it will instruct its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to RMT Parent’s stockholders), with respect to any Competing RMT Parent Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing RMT Parent Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing RMT Parent Transaction, (iv) enter into any Competing RMT Parent Transaction Agreement or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. RMT Parent acknowledges and agrees that it shall be responsible for the actions of its Subsidiaries and Representatives. RMT Parent acknowledges and agrees that the taking of any of the actions contemplated by the foregoing clauses (i) through (v) by RMT Parent or any of its Subsidiaries shall be deemed to be a breach by RMT Parent of this Section 7.03(a). RMT Parent acknowledges and agrees that if any of its Representatives takes any actions that, if taken by RMT Parent, would constitute a breach of this Section 7.03, such actions shall be attributed to RMT Parent and RMT Parent shall be responsible. RMT Parent shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than LMC and its Affiliates) conducted prior to the execution of this Agreement by RMT Parent or any of its Subsidiaries or Representatives with respect to a Competing RMT Parent Transaction. RMT Parent shall not, and shall cause its Subsidiaries not to, and RMT Parent shall instruct its Representatives not to, release any third party from, or waive any provision of, any confidentiality or, subject to applicable fiduciary duties under Applicable Law, standstill agreement to which it or one of its Affiliates is a party in connection with a Competing RMT Parent Transaction. RMT Parent shall, and shall cause its Subsidiaries to, promptly request each Person (other than LMC and its Affiliates) that has heretofore executed a confidentiality agreement with RMT Parent or any of its Subsidiaries in connection with such Person’s consideration of a Competing RMT Parent Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by LMC, to enforce such Person’s obligation to do so.

(b) RMT Parent shall promptly (and in any event within 24 hours after RMT Parent attains knowledge thereof) notify LMC, orally and in writing, after the receipt by RMT Parent or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing RMT Parent Transaction, including any request for discussions or negotiations and any request for information relating to RMT Parent or any of its Affiliates or for access to the business, properties, assets, books or records of RMT Parent or any of its Affiliates. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing RMT Parent Transaction, and RMT Parent shall promptly (and in any event within 24 hours after receipt by RMT Parent) provide to LMC copies of any written materials received by RMT Parent in connection with any of the foregoing. RMT Parent agrees that it shall keep LMC reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by RMT Parent pursuant to Section 7.03(c). RMT Parent shall provide LMC with at least 48 hours prior notice of any meeting of the RMT Parent Board at which the RMT Parent Board is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the RMT Parent Board in respect of such meeting). RMT Parent agrees that it shall substantially simultaneously provide to LMC any non-public information concerning RMT Parent that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto) unless such information has previously been provided or made available by RMT Parent to LMC.

(c) Notwithstanding anything to the contrary in this Section 7.03, at any time prior to the receipt of the RMT Parent Stockholder Approval, RMT Parent may furnish information to, and enter into discussions and negotiations with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing RMT Parent Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the RMT Parent Board has (i) determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that such proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal and has determined, in its good faith judgment (after consulting with outside legal counsel) that the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the RMT Parent Board’s fiduciary duties to RMT Parent and/or its stockholders under Applicable Law, (ii) provided written notice to LMC of its intent to furnish information or enter into discussions with such Person at least three Business Days prior to taking the first of any such action with respect to any given Person and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with RMT Parent or having the effect of prohibiting RMT Parent from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to LMC a copy of such Acceptable Confidentiality Agreement.

(d) Except as set forth in this Section 7.03(d), neither the RMT Parent Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the RMT Parent Recommendation, (ii) make any public statement or take any action inconsistent with the RMT Parent Recommendation or (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, any Competing RMT Parent Transaction (any of the actions described in (i), (ii) or (iii), a “Change in the RMT Parent Recommendation”). Notwithstanding the foregoing:

(i) the RMT Parent Board may make a Change in the RMT Parent Recommendation if (A) other than in connection with or as a result of the making of a Competing RMT Parent Transaction, a material development or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the RMT Parent Board on the date of this Agreement occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the RMT Parent Board prior to the RMT Parent Stockholders’ Meeting (such material development or change in circumstances being referred to as an “Intervening Event” (it being understood that in no event shall (i) any action taken by any Party pursuant to and in compliance with the affirmative covenants set forth in Article VI, or any action taken or omitted with the consent of RMT Parent (in the case of actions taken or omitted by LMC or Spinco) or any action taken or omitted by RMT Parent, and the consequences of any such action or omission, or (ii) the receipt, existence of or terms of a Competing RMT Parent Transaction constitute an Intervening Event), (B) the RMT Parent Board determines in its good faith judgment, after consulting with its outside legal counsel, that an Intervening Event has occurred; (C) the RMT Parent Board does not effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation at any time within three business days after LMC receives written notice from RMT Parent that the RMT Parent Board has determined that an Intervening Event requires the RMT Parent Board to effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation (provided, a new notice shall be required with respect to any change in circumstances and a new notice period of three business days shall begin); (D) during such applicable period, if requested by LMC, RMT Parent engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with LMC to amend this Agreement in such a manner that obviates the need for the RMT Parent Board to effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation as a result of such Intervening Event; and (E) the RMT Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Change in the RMT Parent Recommendation would be inconsistent with the RMT Parent Board’s fiduciary duties to RMT Parent or its stockholders under Applicable Law; or

(ii) if at any time prior to the receipt of the RMT Parent Stockholder Approval and in response to the receipt of an offer or proposal with respect to a Competing RMT Parent Transaction that did not arise or result from any breach of this Section 7.03, the RMT Parent Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel), that such offer or proposal constitutes a Superior Proposal and determines in its good faith judgment (after consulting with outside legal counsel) that the failure by the RMT Parent Board to make a Change in the RMT Parent Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties to RMT Parent and its stockholders under Applicable Law, the RMT Parent Board may, with respect to such Superior Proposal, make a Change in the RMT Parent Recommendation; provided, however, that the RMT Parent Board shall not be entitled to exercise its right to make a Change in the RMT Parent Recommendation pursuant to this Section 7.03(d)(ii) unless:

(1) RMT Parent has provided written notice to LMC (a “Notice of Superior Proposal”) advising LMC that the RMT Parent Board has received a Superior Proposal promptly after the RMT Parent Board determines it has received a Superior Proposal, stating that the RMT Parent Board intends to make a Change in the RMT Parent Recommendation describing the terms and conditions of such Superior Proposal; and

(2) LMC does not, within five Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the RMT Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to RMT Parent’s stockholders as such Superior Proposal; provided, however, that, during the Notice Period, RMT Parent shall negotiate in good faith with LMC (to the extent LMC desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the terms of such Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from RMT Parent and an additional three Business Day Notice Period that satisfies this Section 7.03(d)(ii)(2), including with respect to RMT Parent’s obligations to negotiate in good faith with LMC.

(e) Any disclosure that the RMT Parent Board may be compelled to make with respect to the receipt of a proposal or offer with respect to a Competing RMT Parent Transaction or otherwise consistent with its fiduciary duties to RMT Parent and its stockholders under Applicable Law or Rule 14d-9 or with Rule 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Section 7.03; provided, however, that neither the RMT Parent Board nor any committee thereof shall make a Change in the RMT Parent Recommendation in connection with such disclosure (it being understood that any “stop, look and listen” communication by or on behalf of RMT Parent pursuant to Rule 14d-9(f) shall not be considered a Change in the RMT Parent Recommendation) unless permitted by Section 7.03(d). Any Change in the RMT Parent Recommendation shall not change the approval of the RMT Parent Board for purposes of causing any state takeover statute or other Applicable Law to be inapplicable to the Contemplated Transactions.

(f) LMC agrees that it will not, nor will it permit any of its Subsidiaries to, and that it will instruct its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to LMC’s stockholders), with respect to any Competing Spinco Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of inquiries or to obtain a proposal or offer with respect to a Competing Spinco Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Spinco Transaction or (iv) enter into any Competing Spinco Transaction Agreement. LMC acknowledges and agrees that it shall be responsible for the actions of its Subsidiaries and Representatives. LMC acknowledges and agrees that the taking of any of the actions contemplated by the foregoing clauses (i) through (iv) by LMC or any of its Subsidiaries shall be deemed to be a breach by LMC of this Section 7.03(f). LMC acknowledges and agrees that if any of its Representatives takes any actions that, if taken by LMC, would constitute a breach of this Section 7.03, such actions shall be attributed to LMC and LMC shall be responsible. LMC shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than RMT Parent and its Affiliates) conducted prior to the execution of this Agreement by LMC or any of its Representatives with respect to a Competing Spinco Transaction. LMC shall not, and shall cause its Subsidiaries not to, and LMC shall instruct its Representatives not to, release any third party from, or waive any provision of, any confidentiality or, subject to applicable duties of its directors under Applicable Law, standstill agreement to which it or one of its Affiliates is a party in connection with a Competing Spinco Transaction. LMC shall, and shall cause it Subsidiaries to, promptly request each Person (other than RMT Parent and its Affiliates) that has heretofore executed a confidentiality agreement with LMC or any of its Subsidiaries in connection with such Person’s consideration of a Competing Spinco Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by RMT Parent, to enforce such Person’s obligation to do so. LMC shall promptly (and in any event within 24 hours after LMC attains knowledge thereof) notify RMT Parent, orally and in writing, after the receipt by LMC or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Spinco Transaction, including any request for discussions or negotiations and any request for information relating to LMC or any of its Affiliates with respect to the Spinco Business, or for access to the business, properties, assets, books or records of LMC or any of its Affiliates with respect to the Spinco Business. The receipt by LMC of a proposal in respect of a Competing Spinco Transaction shall not in any way or manner alter, hinder or delay LMC or Spinco from satisfying its obligations under this Agreement.

Section 7.04 Access to Information.

(a) From the date of this Agreement until the Closing, upon reasonable notice, LMC shall use its reasonable best efforts to (i) afford RMT Parent and its authorized Representatives reasonable access to the offices, properties and books and records of the Spinco Business; and (ii) furnish to the authorized Representatives of RMT Parent such additional available information regarding the Spinco Business (or copies thereof), as RMT Parent may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at RMT Parent’s expense, during normal business hours, under the supervision of LMC’s personnel and in such a manner as not to interfere significantly with the normal operations of the Spinco Business; (y) all requests for access pursuant to this Section 7.04(a) shall be made in writing and shall be directed to and coordinated with a person or persons designated by LMC in writing; and (z) RMT Parent shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any LMC Entity in connection with, or for the purposes of, the Contemplated Transactions, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of LMC. Notwithstanding anything to the contrary in this Agreement, LMC shall not be required to provide any access or disclose any information to RMT Parent or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege, (B) contravene any Applicable Law, fiduciary or other duty or any agreement or (C) result in the loss of protection of any proprietary information or trade secrets of any LMC Entity. When accessing any of LMC’s properties, RMT Parent shall, and shall instruct its Representatives to, comply with all of LMC’s safety and security requirements for the applicable property. Notwithstanding anything to the contrary in this Agreement, (I) in no event shall LMC be required to provide any information relating to any Excluded Assets or any Excluded Liabilities; and (II) neither RMT Parent nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of LMC, which consent may be withheld in the sole discretion of LMC.

(b) From the date of this Agreement until the Closing, upon reasonable notice, RMT Parent shall use its reasonable best efforts to (i) afford LMC and its authorized Representatives reasonable access to the offices, properties and books and records of RMT Parent and its Subsidiaries; and (ii) furnish to the authorized Representatives of LMC such additional available information regarding RMT Parent and its Subsidiaries (or copies thereof), as LMC may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at LMC’s expense, during normal business hours, under the supervision of the personnel of RMT Parent or its Subsidiaries and in such a manner as not to interfere significantly with the normal operations of the businesses of RMT Parent and its Subsidiaries; (y) all requests for access pursuant to this Section 7.04(b) shall be made in writing and shall be directed to and coordinated with a person or persons designated by RMT Parent in writing; and (z) LMC shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any RMT Parent Entity in connection with the Contemplated Transactions, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of RMT Parent. Notwithstanding anything to the contrary in this Agreement, RMT Parent shall not be required to provide any access or disclose any information to LMC or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege, (B) contravene any Applicable Law, fiduciary or other duty or any agreement or (C) result in the loss of protection of any proprietary information or trade secrets of any RMT Parent Entity. When accessing any of the properties of RMT Parent or its Affiliates, LMC shall, and shall cause its Representatives to, comply with all of RMT Parent’s or its Affiliates’ safety and security requirements for the applicable property. Notwithstanding anything to the contrary in this Agreement, neither LMC nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of RMT Parent, which consent may be withheld in the sole discretion of RMT Parent.

Section 7.05 Directors’ and Officers’ Indemnification.

(a) The bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the bylaws of Spinco, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Merger Effective Time in any manner that could reasonably be expected to affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees or agents of Spinco, unless such modification shall be required by Applicable Law.

(b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at RMT Parent’s option, RMT Parent, shall assume the obligations set forth in this Section 7.05.

Section 7.06 Regulatory and Other Authorizations; Notices and Consents.

(a) Each Party shall, and shall cause its Affiliates to, use reasonable commercial efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, (ii) cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each Party agrees to, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act or any other Antitrust Laws under which filing is required or under which the Parties reasonably mutually determine that filing is advisable with respect to the Contemplated Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws. The Parties shall determine the jurisdictions in which filings will be made under the Antitrust Laws within ten Business Days of the date of this Agreement. Each Party agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other Applicable Law regarding Government Contracts, Government Bids, trade regulation, security clearances or any other relevant matters and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such other Applicable Laws. RMT Parent shall, and shall cause its Affiliates to, pay all filing or notice fees in connection with the foregoing filings and notifications.

(b) Without limiting the generality of the undertakings of the Parties pursuant to Section 7.06(a), and notwithstanding anything in this Agreement to the contrary, RMT Parent shall, and shall cause each of its Affiliates to, take any and all steps reasonably necessary to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Laws that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to close the Contemplated Transactions as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding that otherwise would reasonably be expected to have the effect of materially delaying or preventing the consummation of the Contemplated Transactions; provided that the effectiveness of such sale, divestiture or disposition or entry into such other arrangement may be made contingent on the consummation of the Merger; provided, further, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require RMT Parent or Merger Sub to (x) institute any legal proceedings against any Governmental Authority or (y) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of (A) Spinco and the Transferred Subsidiaries, taken as a whole, or of (B) RMT Parent and its Subsidiaries, taken as a whole (each of such actions, a “Burdensome Condition”); and neither LMC, nor Spinco, nor any of their Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to, any Burdensome Condition without the prior written consent of RMT Parent. In addition, RMT Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to defend through litigation on the merits any Proceeding by any Person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date. To assist RMT Parent in complying with its obligations under this Section 7.06(b), LMC shall, and shall cause its Affiliates to, enter into agreements or arrangements on terms and conditions reasonably acceptable to RMT Parent to be entered into by any of them prior to the Closing with respect to any matters contemplated by this Section 7.06(b); provided, however, that (i) nothing in this Section 7.06(b) or in any of the Transaction Documents shall require LMC or any of its Affiliates to agree to any sale, divestiture, disposition or other arrangement with respect to any businesses or assets other than the Spinco Business, (ii) the effectiveness of any sale, divestiture or disposition or entry into such other arrangements shall be contingent on the consummation of the Merger and (iii) RMT Parent shall indemnify LMC and its Affiliates for their reasonable and documented out of pocket costs and expenses in providing such assistance.

(c) Each Party shall promptly notify the other Parties of any communication it or any of its Representatives receives from any Governmental Authority relating to the ability to consummate the Contemplated Transactions and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. The Party providing communications for review under the foregoing sentence shall consider, in good faith, the suggestions made by the other Parties. None of the Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting. Each Party shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act and any other Antitrust Law. Each Party shall, and shall cause its

Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Spinco Business; (ii) as necessary to comply with contractual arrangements or Applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; provided, further, that a Party may designate information that it views to be commercially sensitive or competitively sensitive to be viewed only by outside antitrust counsel for the other Parties, and such designation shall be honored by the Parties receiving that information. This Section 7.06(c) shall not apply with respect to the Internal Reorganization.

(d) Each Party agrees that it shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger, acquisition or other business combination) that could reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act or any other Antitrust Law, or under any other Applicable Law, in respect of the Contemplated Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that could reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary or reasonably mutually determined as advisable for the consummation of the Contemplated Transactions.

Section 7.07 Release from Financial Support Arrangements.

LMC, Spinco, and RMT Parent shall (and RMT Parent shall cause its Affiliates to) (RMT Parent and its Affiliates, collectively, the “RMT Parent Group”), cooperate and use reasonable best efforts to obtain, in the case of each Financial Support Arrangement set forth on Section 7.07 of the LMC Disclosure Letter, either (a) the unconditional release of each Retained LMC Entity from the Financial Support Arrangements identified in Section 7.07 of the LMC Disclosure Letter from and after the Closing Date, or (b) substitute guarantees or other credit support so that a member of the RMT Parent Group is substituted in place of the Retained LMC Entity that is party to such Financial Support Arrangements, such that LMC or such Retained LMC Entity may terminate such Financial Support Arrangement upon notice, without further obligation to the LMC or such Retained LMC Entity (each of (a) or (b), a “Financial Support Arrangement Release”); provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to LMC and RMT Parent. From and after the Merger Effective Time, RMT Parent shall not permit any member of the RMT Parent Group to (i) renew or extend the term of or (ii) increase its obligations under, or (iii) transfer to a third party, any loan, contract or other obligation for which a Retained LMC Entity is or would reasonably be expected to be liable under any Financial Support Arrangement. In the event the parties have not, as of the Closing, obtained a Financial Support Arrangement Release with respect to any Financial Support Arrangement, RMT Parent shall, and shall cause a member of the RMT Parent Group to, (x) if requested by LMC, perform such obligations on behalf of such Retained LMC Entity; or (y) otherwise take such action as reasonably requested by LMC so as to put LMC or the applicable Retained LMC Entity in materially the same position as if RMT Parent, or such member of the RMT Parent Group, and not such Retained LMC Entity, had performed or was performing such obligations. All third party costs and expenses incurred in connection with the release or substitution of such Financial Support Arrangements shall be borne by RMT Parent. From and after the Closing, RMT Parent shall indemnify LMC and its Subsidiaries fully in respect of any and all Damages incurred by such Person to the extent arising from any Financial Support Arrangements from and after the Closing.

Section 7.08 Financing.

(a) RMT Parent shall, and shall cause its Affiliates to, use reasonable best efforts to (i) cause the conditions and comply with the obligations that are set forth in the RMT Commitment Letter applicable to, and within the control of or that require the cooperation of, RMT Parent to be fulfilled (or waived, if deemed advisable by RMT Parent) in a timely fashion in accordance with its terms, (ii) maintain the RMT Commitment Letter in effect until the initial funding of the RMT Financing, (iii) negotiate definitive agreements with respect thereto, on the terms and conditions contained therein (including the “market flex” provisions) or on such other terms that would not be prohibited by clauses (i) through (iv) of Section 7.08(d) (the “RMT Financing Agreements”), and (iv) if all conditions precedent under the RMT Commitment Letter have been satisfied, on the Closing Date, RMT Parent shall cause the RMT Lenders to fund the RMT Financing and RMT Inc. to pay the RMT Parent Special Dividend if all conditions to Closing contained in Sections 8.01 and 8.03 are satisfied or waived (by the applicable party that is the beneficiary of such condition). In the event any funds in the amounts set forth in the RMT Commitment Letter or the RMT Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the RMT Commitment Letter or the RMT Financing Agreements, RMT Parent shall, and shall cause its Affiliates to use reasonable best efforts, subject to Section 7.08(d), to obtain promptly any such portion from alternative sources, including on terms materially no less favorable, in the aggregate, to RMT Parent than those set forth in the RMT Commitment Letter (in each case as determined in the reasonable discretion of RMT Parent), in an amount sufficient, when added to the portion of the RMT Financing that is available, to finance the RMT Parent Special Dividend (the “RMT Alternative Financing”) and provide promptly to LMC a copy of any new financing commitment letter and any associated fee letters (the “Alternative RMT Commitment Letter”); provided that the terms of any such RMT Alternative Financing must be consistent with the Tax-Free Status, as reasonably determined by LMC. In the event any RMT Alternative Financing is obtained, any reference in this Agreement to “RMT Financing” shall include “RMT Alternative Financing,” any reference to “RMT Commitment Letter” shall include the “Alternative RMT Commitment Letter,” any reference to “RMT Lenders” shall include the financial institutions providing such RMT Alternative Financing, and any reference to “RMT Financing Agreements” shall include any definitive agreements with respect to the Alternative RMT Commitment Letter, and all obligations of RMT Parent pursuant to this Section 7.08 shall be applicable thereto to the same extent as RMT Parent’s obligations with respect to the RMT Financing. For the avoidance of doubt, if the RMT Financing is available and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the Closing, RMT Parent shall take all actions within its control necessary to allow RMT Inc. to incur the indebtedness provided under the RMT Financing to consummate the RMT Parent Special Dividend.

(b) LMC shall, and shall cause its Affiliates to, use reasonable best efforts (i) cause the conditions and comply with the obligations that are set forth in the Spinco Commitment Letter applicable to, and within the control of or that require the cooperation of, LMC to be fulfilled (or waived, if deemed advisable by LMC) in a timely fashion in accordance with its terms, (ii) maintain the Spinco Commitment Letter in effect until the initial funding of the Spinco Financing, (iii) negotiate definitive agreements with respect thereto, on the terms and conditions contained therein (including the “market flex” provisions) or on such other terms that would not be prohibited by Section 7.08(e) (the “Spinco Financing Agreements” and, together with the RMT Financing Agreements, the “Financing Agreements”), and (iv) if all conditions precedent under the Spinco Commitment Letter have been satisfied, LMC shall, or shall cause its Affiliates to, cause the Spinco Lenders to fund the Spinco Financing prior to or substantially contemporaneously with the Distribution and pay the Spinco Special Cash Payment if all conditions to Closing contained in Section 8.01 and Section 8.02 are, or, on the Closing Date can be reasonably be expected to be, satisfied or waived (by the applicable party that is the beneficiary of such condition). In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Spinco Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Spinco Financing Agreements, LMC shall, and shall cause its Affiliates to, in consultation with RMT Parent, use reasonable best efforts to obtain promptly any such portion from alternative sources, on terms acceptable to RMT Parent, in an amount sufficient, when added to the portion of the Spinco Financing that is available, to finance the Spinco Special Cash Payment (the “Spinco Alternative Financing” and, together with any RMT Alternative Financing, the “Alternative Financings” and each, an “Alternative Financing”) and provide promptly to RMT Parent a copy of any new financing commitment letter and any associated fee letters (the “Alternative Spinco Commitment Letter”); provided that the terms of any such Spinco Alternative Financing must be consistent with the Tax-Free Status, as reasonably determined by LMC. In the event Spinco Alternative Financing is obtained, any reference in this Agreement to “Spinco Financing” shall include “Spinco Alternative Financing,” any reference to “Spinco Commitment Letter” shall include the “Alternative Spinco Commitment Letter,” any reference to “Spinco Lenders” shall include the financial institutions providing such Alternative Financing, and any reference to “Spinco Financing Agreements” shall include any definitive agreements with respect to the Alternative Spinco Commitment Letter, and all obligations of LMC pursuant to this Section 7.08 shall be applicable thereto to the same extent as LMC’s obligations with respect to the Spinco Financing. For the avoidance of doubt, if the Spinco Financing is available and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the Closing, Spinco shall, and LMC shall cause Spinco to, take all actions within its control necessary to cause Spinco to incur the indebtedness provided under the Spinco Commitment Letter to make the Spinco Special Cash Payment.

(c) RMT Parent and LMC shall each give the other prompt written notice (v) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters or the Financing Agreements, (w) of the receipt of any written notice of any actual or threatened withdrawal, repudiation or termination of either Financing by any of the Lenders, (x) of the receipt of any written notice of any material dispute or disagreement between or among any of the parties to the Commitment Letters or the Financing Agreements, (y) of any amendment or modification of, or waiver under, the Commitment Letters or the Financing Agreements or (z) if for any reason either believes in good faith that it or its Affiliates will not be able to timely obtain all or any portion of the RMT Financing or Spinco Financing, as applicable, on the terms and in the manner or from the sources contemplated by the RMT Commitment Letter or the Spinco Commitment Letter, as applicable, or the RMT Financing Agreements or the Spinco Financing Agreements, as applicable. RMT Parent and LMC shall keep one another informed upon reasonable request and in reasonable detail of the status of their efforts to arrange the RMT Financing and the Spinco Financing, as applicable.

(d) Notwithstanding anything to the contrary set forth herein, RMT Parent may amend, modify, replace, waive or change any provision in the RMT Commitment Letter or any of the RMT Financing Agreements; provided that any such amendment, modification, replacement, waiver or change must be consistent with the Tax-Free Status, as reasonably determined by LMC; provided, further that RMT Parent shall not permit or agree to any such amendment, modification, replacement, waiver or change to be made to the RMT Commitment Letter or any of the RMT Financing Agreements without obtaining the prior written consent of LMC, that would (i) change, amend, expand or modify the conditions precedent set forth therein, or impose new or additional conditions, in each case in any manner that would reasonably be expected to prevent or materially delay the consummation of the RMT Financing, (ii) reduce the aggregate cash amount of the RMT Financing such that the aggregate funds that would be available to RMT Parent upon the closing of the RMT Financing would not be sufficient to fund the RMT Parent Special Dividend, (iii) decrease the aggregate cash amount of the RMT Financing as set forth in the RMT Commitment Letter such that such aggregate amount is less than the aggregate cash amount to be funded upon the closing thereof as set forth in the RMT Commitment Letter as of the date hereof, or (iv) amend or modify any other term or provision in a manner that would reasonably be expected to prevent, materially delay or materially impair the ability of RMT Parent and Merger Sub to consummate the transactions contemplated by this Agreement or adversely impact the ability of RMT Parent to enforce its rights against the other parties to the RMT Commitment Letter or any of the RMT Financing Agreements. Notwithstanding anything herein, RMT Parent may modify, supplement or amend the RMT Commitment Letter or any of the RMT Financing Agreements, (x) to add lead arrangers, bookrunners, syndication agents or similar entities that have not executed the RMT Commitment Letter as of the date hereof and (y) to implement or exercise any market flex provisions provided in, the RMT Commitment Letter as in effect as of the date hereof. In such event, the term “RMT Commitment Letter” as used herein shall be deemed to include the new or amended commitment letters entered into in accordance with this Section 7.08(d), and the term “RMT Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 7.08(d); provided, however, that in the event any portion of the RMT Financing becomes unavailable on the terms and conditions contemplated in the RMT Commitment Letter, the second sentence of Section 7.08(a), and not this Section 7.08(d), shall govern with respect to the terms of any replacement financing to be obtained after any portion of the RMT Financing becomes unavailable as described therein.

(e) Neither Spinco nor LMC shall, nor shall they permit or cause their respective Affiliates to, amend, modify, supplement, replace, waive or change any provision in the Spinco Commitment Letter or any of the Spinco Financing Agreements without the prior written consent of RMT Parent; provided that LMC or its Affiliates may modify, supplement or amend the Spinco Commitment Letter or any of the Spinco Financing Agreements to implement any market flex exercised by the Spinco Lenders in accordance with the Spinco Commitment Letter as of the date hereof. If RMT Parent so consents or such market flex is exercised, the term “Spinco Commitment Letter” as used herein shall be deemed to include the new commitment letters (or ancillary documents) entered into in accordance with this Section 7.08(e), if applicable, or amendments to the existing Spinco Commitment Letter and the term “Spinco Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 7.08(e), if applicable, or amendments to the existing Spinco Commitment Letter; provided, however, that in the event any portion of the Spinco Financing becomes unavailable on the terms and conditions contemplated in the Spinco Commitment Letter, the second sentence of Section 7.08(b), and not this Section 7.08(e), shall govern with respect to the terms of any replacement financing to be obtained after any portion of the Spinco Financing becomes unavailable as described therein.

(f) Prior to the closing of the Financings, LMC shall provide or shall cause its Affiliates to provide, and shall use its reasonable best efforts to cause its Representatives (and use reasonable best efforts to cause external auditors) to provide, all reasonable cooperation in connection with the arrangement of the Financings, as may be reasonably requested by RMT Parent, and that is customary in connection with efforts to obtain financing of the type of the Financings, including, as applicable, (i) participating in meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions upon reasonable notice and at such times and places as are mutually agreed between RMT Parent and LMC, (ii) furnishing RMT Parent and the Lenders with (A) such information regarding the Spinco Business as is customary in connection with the Financings and (B) with respect to the Spinco Business, the following financial statements and other information: (x) financial statements for an acquired business, management’s discussion and analysis of financial condition and results of operations, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, and customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate a Rule 144A offering of senior unsecured notes (with the exception of a consolidating footnote to the financial statements for guarantors’ and non-guarantors’ financial information, as such information may be expressed in the body of the relevant disclosure document with disclosure customary for a Rule 144A offering), (y) financial information of the Spinco Business necessary for RMT Parent to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the closing of the Financings and for such other periods as is required by Article 11 of Regulation S-X under the Securities Act, prepared after giving effect to the transactions contemplated by this Agreement, the Separation Agreement and the Financing Agreements, as of such date and for such periods contemplated by the Securities Act, which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (z) the financial information required by clause (b) of paragraph 9 of Exhibit C of the Commitment Letters (collectively, the “Required Financial Statements”) and such other customary financial information as reasonably may be requested by RMT Parent to consummate the RMT Financing, (iii) assisting RMT Parent and the financing sources in the marketing and syndication of the Financings and in the preparation of, as applicable, (A) customary offering documents (including a private placement memorandum, prospectus, offering memorandum or any similar document) for the Financings and (B) materials for rating agency presentations, road show materials, bank information memoranda, lender and investor presentations, credit agreements and bank syndication materials and similar documents required in connection with the Financings, (iv) taking customary corporate actions that are necessary to authorize and cause to occur the consummation of the Financings, (v) providing customary authorization and management representation letters representing that the information provided by LMC for inclusion in any confidential information memorandum or lender presentation does not include material non-public information about LMC and its Subsidiaries, and designating the information provided by LMC for presentation to the Lenders as suitable to be made available to lenders who do not wish to receive material non-public information, (vi) requesting their independent accountants to provide cooperation with the Financings, including requesting their participation in accounting due diligence sessions and agreeing that RMT Parent may use their audit reports relating to Spinco and using reasonable best efforts to assist the Lenders in obtaining auditor comfort letters (including negative assurance) and legal opinions from counsel to LMC or Spinco, (vii) furnishing to RMT Parent and the Lenders such information as may be necessary so that the Required Financial Statements are complete and correct in all material respects and do not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, (viii) assisting with the preparation of any credit or loan agreements and other Financing Agreements, (ix) providing to the Lenders at least three Business Days prior to the closing of the Financings, all documentation and other information about the Spinco Business required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act to the extent reasonably requested at least 10 Business Days prior to the anticipated closing of the Financing, and (x) satisfying the conditions precedent set forth in the Spinco Commitment Letter or any definitive documentation relating to each Financing or any Alternative Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of LMC or Spinco; provided, that the actions contemplated in the foregoing clause (i) through clause (x) do not (I) unreasonably interfere with the ongoing operations of the Spinco Business, (II) cause any representation or warranty or covenant contained in this Agreement to be breached, (III) require any LMC Entity to pay any out of pocket fees or expenses prior to the Closing that are not required to be promptly reimbursed by RMT Parent as set forth in Section 7.08(g), (IV) involve any binding commitment by any LMC Entity (other than, in the case of Spinco, (x) the Spinco Commitment Letter and the Spinco Financing Agreements, and (y) the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into at or shortly before the Closing), which commitment is not conditioned on the Closing and does not terminate without Liability to an LMC Entity upon the termination of this Agreement, or (V) require any LMC Entity or any of its Representatives (other than, with respect to the Spinco Commitment Letter, Spinco) to incur any obligations in respect of the Financings until the closing thereof, which shall not occur prior to the Distribution Date.

(g) RMT Parent shall, and shall cause its Affiliates to, (i) promptly upon request by LMC, reimburse LMC for all reasonable out of pocket costs and expenses (including attorneys’ fees) incurred by LMC and its Affiliates in connection with cooperation provided for in Section 7.08(f) (such reimbursement to be made promptly and in any event within three Business Days of delivery of reasonably acceptable documentation evidencing such expenses);

provided, however, that RMT Parent shall not be responsible for reimbursing any such costs and expenses if such costs and expenses would have been incurred by LMC and its Affiliates in the performance of their respective obligations pursuant to other provisions of this Agreement (including Section 7.01 and Section 7.16) and the Separation Agreement; and (ii) indemnify and hold harmless LMC and its Affiliates and Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financings, and any information utilized in connection therewith (other than information provided by LMC or its Affiliates), except in instances of gross negligence or willful misconduct on the part of LMC, its Affiliates or Representatives. All non-public or otherwise confidential information regarding the Spinco Business obtained by RMT Parent or its Representatives pursuant to this Section 7.08 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between RMT Parent and LMC (or their respective Affiliates), LMC agrees that RMT Parent and its Affiliates may share customary projections with respect to Spinco and its business with the Lenders identified in the Commitment Letters, and that RMT Parent and its Affiliates and such Lenders may share such information with potential financing sources in connection with any marketing efforts in connection with the Financings; provided, however, that the recipients of such information and any other information contemplated to be provided by LMC or any of its Affiliates pursuant to Section 7.08(f), agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.

(h) LMC shall, and shall cause its Affiliates to, (i) indemnify and hold harmless RMT Parent and its Affiliates and Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financings, and any information utilized in connection therewith (other than information provided by RMT Parent or its Affiliates), except in instances of gross negligence or willful misconduct on the part of RMT Parent, its Affiliates or Representatives. All non-public or otherwise confidential information regarding the business of RMT Parent obtained by LMC or its Representatives pursuant to this Section 7.08 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between RMT Parent and LMC (or their respective Affiliates), RMT Parent agrees that LMC and its Affiliates may share customary projections with respect to RMT Parent and its business with the Lenders identified in the RMT Commitment Letter, and that LMC and its Affiliates and such Lenders may share such information with potential financing sources in connection with any marketing efforts in connection with the Financings; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Parent or any of its Affiliates pursuant to Section 7.08(l), agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.

(i) RMT Parent shall reasonably cooperate with LMC in connection with the preparation of all documents and the making of all filings required in connection with the Exchange Offer, including by taking all such other actions, to the extent applicable, as are required of LMC pursuant to Section 7.08(f), which shall, together with Section 7.08(g), apply mutatis mutandis with respect to the cooperation by RMT Parent in connection with the Exchange Offer by LMC.

(j) Notwithstanding anything herein to the contrary, if the Spinco Financing is available and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the closing of the Merger, Spinco shall, and LMC shall cause Spinco to, incur the indebtedness provided under the Spinco Commitment Letter in order to pay the Spinco Special Cash Payment, including by executing and delivering to the Spinco Lenders the Spinco Financing Agreements and related certificates, instruments and documents contemplated thereby, which, in each case, shall be in form and substance satisfactory to RMT Parent.

(k) LMC hereby consents to the use of Spinco’s and Spinco’s Subsidiaries’ logos in connection with the Financings or any Alternative Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage Spinco or any of its Subsidiaries or the reputation or goodwill of Spinco or any of its Subsidiaries or any of their respective intellectual property rights.

(l) Prior to the closing of the Financings, RMT Parent shall provide or shall cause its Affiliates to provide, and shall use its reasonable best efforts to cause its Representatives (and use reasonable best efforts to cause external auditors) to provide, all reasonable cooperation in connection with the arrangement of the Spinco Financing, as may be reasonably requested by LMC, and that is customary in connection with efforts to obtain financing of the type of the Spinco Financing; provided that the actions contemplated in the foregoing do not (I) unreasonably interfere with the ongoing operations of the business of RMT Parent and its Subsidiaries, (II) cause any representation or warranty or covenant contained in this Agreement to be breached, (III) involve any binding commitment by RMT Parent (other than the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into contemporaneously with the Closing), which commitment is not conditioned on the Closing and does not terminate without Liability to RMT Parent upon the termination of this Agreement, or (IV) require RMT Parent or any of its Representatives (other than, with respect to the RMT Parent Commitment Letter, RMT Parent) to incur any obligations in respect of the Spinco Financing until the closing thereof, which shall not occur prior to the Closing Date.

Section 7.09 Tax Matters.

(a) From and after the date of this Agreement and until the Merger Effective Time, each Party shall use its reasonable best efforts to ensure the Tax-Free Status of the External Transactions (including reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Tax-Free Status of the External Transactions and executing such amendments to this Agreement as may be reasonably required in order to obtain the Tax-Free Status of the External Transactions (it being understood that no party will be required to agree to any such amendment that it determines in good faith is reasonably likely to materially adversely affect the value of the Spinco Transfer, Distribution, Parent Cash Distribution or the Merger to such party or its shareholders)), and, notwithstanding any other provision in this Agreement (including Section 6.01(a) and Section 6.02(a)), no party shall take or fail to take, or permit any of its Affiliates to take or fail to take, any action which results or could reasonably be expected to result in Tax treatment that is inconsistent with the Tax-Free Status of the External Transactions.

(b) RMT Parent and LMC shall cooperate, and shall cause their respective Affiliates to cooperate, fully at such time and to the extent reasonably requested by the other party in order for (i) RMT Parent to obtain the RMT Parent Merger Tax Opinion; (ii) LMC to obtain the LMC Tax Opinions, and (iii) any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement.

(c) As a condition precedent to the rendering of the RMT Parent Merger Tax Opinion and the LMC Tax Opinions, RMT Parent, LMC and Spinco, and others, if required, shall execute and deliver to LMC Tax Counsel and RMT Parent Tax Counsel the Tax Representation Letters as of (i) the date for filing any Tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement and (ii) the Closing Date; provided, however, that (x) the foregoing does not require that any Person make a representation that they do not believe to be accurate and (y) each of LMC and RMT Parent, respectively, shall be entitled to a reasonable amount of time to provide the other Party with written comments to the Tax Representation Letters in support of the LMC Merger Tax Opinion and the RMT Parent Merger Tax Opinion, respectively.

(d) As of the date hereof, neither LMC nor Spinco has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would prevent, or would reasonably be expected to prevent, it from (i) delivering the Tax Representation Letters in accordance with the terms of Section 7.09(c) or (ii) obtaining the opinions contemplated by Section 8.03(b).

(e) As of the date hereof, RMT Parent has not taken or agreed to take any action and knows of no fact, agreement, plan or other circumstance that would prevent, or would reasonably be expected to prevent, RMT Parent from (i) delivering the Tax Representation Letters in accordance with the terms of Section 7.09(c) or (ii) obtaining the opinion contemplated by Section 8.02(b).

(f) LMC (i) as of the date of this Agreement, does not know and has no reason to believe, that any Spinco Common Stock to be exchanged for RMT Parent Common Stock may not be Qualified Spinco Common Stock; (ii) will use its reasonable best efforts to prevent any Spinco Common Stock to be exchanged for RMT Parent Common Stock from not being Qualified Spinco Common Stock; and (iii) will promptly notify RMT Parent if, before the Merger Effective Time, it knows or has reason to believe that any Spinco Common Stock to be exchanged for RMT Parent Common Stock may not be Qualified Spinco Common Stock.

(g) RMT Parent shall use commercially reasonable efforts to cause a nationally recognized investment bank identified by RMT Parent to deliver to LMC Tax Counsel a copy of a letter dated as of the Closing Date, substantially in the form set forth in Section 7.09(g) of the RMT Parent Disclosure Letter.

(h) LMC shall use commercially reasonable efforts to cause a nationally recognized investment bank identified by LMC to deliver to RMT Parent Tax Counsel a copy of a letter dated as of the Closing Date, substantially in the form set forth in Section 7.09(h) of the LMC Disclosure Letter.

(i) Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

Section 7.10 Separation Agreement.

RMT Parent acknowledges the terms and conditions of the Separation Agreement and the covenants and agreements of the Spinco Companies thereunder. To induce LMC to enter into this Agreement and consummate the Contemplated Transactions, RMT Parent covenants and agrees that, from and after Closing, RMT Parent shall take, and shall cause the Spinco Companies to take, all such actions as may be necessary or appropriate to cause each of the Spinco Companies and each of their successors in interest to comply with each of the covenants and agreements to which the Spinco Companies are subject under the Separation Agreement. To induce RMT Parent to enter into this Agreement and consummate the Contemplated Transactions, LMC covenants and agrees that, prior to the Merger Effective Time, LMC shall take, and shall cause Spinco to take, all such actions as may be necessary to comply with each of the covenants and agreements to which LMC and Spinco are subject under the Separation Agreement.

Section 7.11 Control of Other Party’s Business.

Nothing contained in this Agreement shall give LMC or Spinco, directly or indirectly, the right to control or direct any of the operations of RMT Parent prior to the Closing. Nothing contained in this Agreement shall give RMT Parent or Merger Sub, directly or indirectly, the right to control or direct any of the operations of LMC or the Spinco Business prior to the Closing. Prior to the Closing, each of LMC, Spinco, RMT Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.12 Listing of Spinco Shares of RMT Parent Common Stock.

RMT Parent shall use its reasonable best efforts to cause the shares of RMT Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, and LMC shall reasonably cooperate with RMT Parent with respect to such listing.

Section 7.13 Section 16 Matters.

Prior to the Merger Effective Time, the Parties shall take all steps as may be required to cause any dispositions of Spinco Common Stock or acquisitions of RMT Parent Common Stock resulting from the Contemplated Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spinco or RMT Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14 Confidentiality.

(a) The terms of the Confidentiality Agreement, dated as of November 5, 2015 (the “Confidentiality Agreement”), between LMC and RMT Parent, are hereby incorporated by reference in this Agreement, shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations of RMT Parent contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Spinco Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to RMT Parent or LMC or their respective Representatives pursuant to Section 7.04 shall in any way amend or diminish the Parties’ obligations under the Confidentiality Agreement. Each of RMT Parent and LMC acknowledges and agrees that any Evaluation Material made available to such Party or its Representatives pursuant to Section 7.04 or otherwise by the other Party or any of its Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 7.15 Further Actions.

(a) Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Law (other than with respect to the matters covered in Section 7.06, which shall be governed by the provisions of Section 7.06) to execute and deliver the Transaction Documents and such other documents as may be required to carry out the provisions of this Agreement and to consummate and make effective the Contemplated Transactions. Prior to the Closing, (i) neither LMC nor Spinco shall terminate or assign the Separation Agreement, amend or otherwise modify any provision of the Separation Agreement or any Exhibit, Annex or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation Agreement, in each case without the prior written consent of RMT Parent; and (ii) any consent, approval, authorization or similar action to be taken by Spinco under the Separation Agreement shall be subject to the prior written consent of RMT Parent. LMC shall keep RMT Parent reasonably informed of the status of the Internal Reorganization, including LMC’s and Spinco’s progress in obtaining any necessary third-party consents or approvals of Governmental Authorities, and shall consult with RMT Parent regarding the terms of any arrangements established pursuant to Section 2.01 or Section 2.02 of the Separation Agreement; provided that nothing in this Section 7.15 shall alter any Person’s rights or obligations set forth in the Tax Matters Agreement (including the provisions of Section 3(b) thereof).

(b) Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable regarding disclosures and communications in connection with the Contemplated Transactions to Governmental Authorities, including customers under Government Contracts and prospective customers under Government Bids.

(c) Subject to the applicable terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another Party to make effective the Contemplated Transactions.

Section 7.16 Financial Statements.

(a) As promptly as reasonably practicable, LMC shall provide RMT Parent with (i) the audited combined and consolidated financial statements of the Spinco Business (before giving effect to the Internal Reorganization and the Spinco Transfer), including the combined and consolidated balance sheets of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization) as of December 31, 2014 and December 31, 2015, and the combined and consolidated statements of earnings, cash flows and parent equity of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization) for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 together with a report on the financial statements from the independent accounts for the Spinco Business (collectively, the “Spinco Audited Financial Statements”) and (ii) the unaudited combined and consolidated financial statements of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization and the Spinco Transfer) for applicable interim periods ending prior to the date of this Agreement required for SEC filings, prepared from the books and records of LMC and its Subsidiaries and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X, which present fairly in all material respects the combined financial position and combined results of operations of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization and the Spinco Transfer) as of the dates and for the periods shown therein (except as otherwise noted therein) (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Spinco Audited Financial Statements and the unaudited Interim Financial Statements of the Spinco Business will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements). LMC will use reasonable best efforts to procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the Form S-4 Registration Statement or any future registration statement until such independent accountant consents are no longer required.

(b) LMC shall use its reasonable best efforts to, as promptly as practicable, and no later than 50 calendar days after the end of any fiscal quarter (or, in the case of the first fiscal quarter ended in 2016, 55 calendar days) and 60 calendar days after the end of the 2016 fiscal year, prepare and furnish to RMT Parent copies of financial statements of the Spinco Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, and prepared from the books and records of LMC and its Subsidiaries and in accordance with GAAP with no exception or qualification thereto (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the financial statements of the Spinco Business will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X, and, in the case of the combined financial statements of the Spinco Business for any fiscal year, LMC shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent accountants for the Spinco Business and for any quarterly period, LMC shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent accountants for the Spinco Business. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Spinco Business as of the dates and for the periods shown therein. LMC acknowledges that RMT Parent’s obligations under Section 7.01 depend, in part, on LMC’s compliance with this Section 7.16, and therefore RMT Parent shall be afforded a reasonable period to comply with such obligations based upon the timing of LMC providing the financial statements contemplated in this Section 7.16.

(c) In connection with the filing of the RMT Parent Registration Statement and other SEC filings, LMC shall use its reasonable efforts during the pre-Closing period and after the Closing to (i) cooperate with RMT Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of LMC to discuss the materials prepared and delivered pursuant to this Section 7.16. RMT Parent shall, promptly upon request by the LMC, reimburse LMC for all documented and reasonable out-of-pocket costs incurred by LMC or its Subsidiaries for actions taken at the request of RMT Parent pursuant to this Section 7.16(c) following the Closing.

Section 7.17 Corrective Changes.

Prior to the Closing Date, LMC shall cause the Spinco Companies to use reasonable efforts to effect any necessary corrective change of ownership filings and records with all patent, trademark, and copyright offices and domain name registrars and other similar authorities (“Corrective Changes”) as may be necessary to correct any break or discrepancy in the chain of title for any registered Transferred Intellectual Property (i.e., to properly reflect an LMC Entity as the record owner thereof). From and after the Closing, RMT Parent shall be responsible for recording, and upon RMT Parent’s reasonable request, LMC shall cooperate with the Spinco Companies to record, the assignment of the Transferred Intellectual Property to the applicable Spinco Company (i.e., to properly reflect such Spinco Company as the record owner thereof) (the “Spinco Assignment Recordations”) and to otherwise effect any Corrective Change not made by LMC or the Spinco Companies prior to the Closing.

Section 7.18 Spinco Authorized Shares.

Prior to the Distribution, LMC and Spinco shall take all such actions necessary to amend and restate Spinco’s organizational documents, in form reasonably acceptable to RMT Parent, such that the authorized number of Spinco shares shall exceed the number of Spinco shares contemplated by Section 2.04(d) of this Agreement and Section 3.03 of the Separation Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party.

The respective obligations of the Parties to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following conditions:

(a) Internal Reorganization and Distribution. The Internal Reorganization shall have been consummated in all material respects in accordance with the Separation Agreement and the Distribution shall have been consummated on the Closing Date.

(b) Registration Statements. Each Registration Statement, to the extent required, shall have been declared effective by the SEC under the Securities Act and the Exchange Act, as applicable, and no stop order suspending the effectiveness of any Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(c) Listing. The shares of RMT Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) Stockholder Approval. The RMT Parent Stockholder Approval shall have been obtained.

(e) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the Antitrust Laws of the jurisdictions in which filings are made pursuant to Section 7.06, as applicable.

(f) No Order. There shall not be in effect in the United States any Applicable Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger, the Internal Reorganization or the Distribution.

Section 8.02 Conditions to the Obligations of RMT Parent and Merger Sub.

The obligations of RMT Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of LMC contained in this Agreement (A) set forth in Section 4.01, Section 4.02,

Section 4.03, Section 4.04(a) through Section 4.04(c), Section 4.05 and Section 4.20 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date, and (B) otherwise set forth in Article IV (1) that are qualified by a Spinco Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date, and (2) that are not qualified by a Spinco Material Adverse Effect qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date), (ii) the covenants and agreements contained in this Agreement and each of the other Transaction Documents executed contemporaneously with the execution of this Agreement (including the Separation Agreement) (the “Signing Transaction Documents”) to be complied with by LMC and Spinco on or prior to the Closing shall have been complied with in all material respects and (iii) RMT Parent shall have received a certificate of LMC signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) Tax Opinion. RMT Parent shall have received (i) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“RMT Parent Tax Counsel”), dated as of the Closing Date, in form and substance reasonably acceptable to RMT Parent, to the effect that, the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of RMT Parent, Merger Sub and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code (“RMT Parent Merger Tax Opinion”), which opinion shall not have been withdrawn or modified in any material respect and (ii) a copy of the LMC Merger Tax Opinion. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Parent and Merger Sub and (ii) LMC.

(c) Solvency Opinion. RMT Parent’s Board of Directors shall have obtained an opinion from a nationally recognized valuation firm, dated as of the Closing Date, in form and substance reasonably satisfactory to RMT Parent, that RMT Parent and its Subsidiaries on a consolidated basis shall not be “insolvent” or otherwise unable to pay their respective obligations after giving effect to the RMT Parent Special Dividend and the Merger.

(d) Transaction Documents. To the extent contemplated by the Separation Agreement, LMC and those of its Subsidiaries that are parties to the Transaction Documents (other than the Signing Transaction Documents) shall have executed and delivered such Transaction Documents.

Section 8.03 Conditions to the Obligations of LMC and Spinco.

The obligations of LMC and Spinco to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of RMT Parent and Merger Sub contained in this Agreement (A) set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04(a) and Section 5.21 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date, and (B) otherwise set forth in Article V (1) that are qualified by a RMT Parent Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date, and (2) that are not qualified by a RMT Parent Material Adverse Effect qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date), (ii) the covenants and agreements contained in this Agreement and each of the Signing Transaction Documents executed contemporaneously with the execution of this Agreement (including the Separation Agreement) to be complied with by RMT Parent and Merger Sub on or prior to the Closing shall have been complied with in all material respects and (iii) LMC shall have received a certificate of RMT Parent signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) Tax Opinions.

(i) LMC shall have received:

(1) the opinion of Davis Polk & Wardwell LLP, special tax counsel to LMC (“LMC Tax Counsel”), dated as of the Closing Date, in form and substance reasonably acceptable to LMC, to the effect that:

(A) the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of RMT Parent, Merger Sub and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code (the “LMC Merger Tax Opinion”),

(B) (I) the Spinco Transfer and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of LMC and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (II) the Distribution, as such, will qualify as a distribution of Spinco Common Stock to LMC’s stockholders pursuant to Section 355 of the Code, (III) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, and (IV) the Parent Cash Distribution (as defined in the Separation Agreement) will qualify as money distributed to Parent creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code (the “LMC Separation Tax Opinion,” together with the LMC Merger Tax Opinion, the “LMC Tax Opinions”), which opinions (each of the LMC Merger Tax Opinion and the LMC Separation Tax Opinion) shall not have been withdrawn or modified in any material respect, and

(2) a copy of the RMT Parent Merger Tax Opinion.

(ii) In rendering the foregoing opinions, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (A) RMT Parent and Merger Sub and (B) LMC.

(c) Spinco Debt. Spinco shall have incurred the Spinco Debt and shall have received the proceeds thereof.

(d) Spinco Special Cash Payment. The Spinco Special Cash Payment shall have been received by LMC.

(e) Solvency Opinion. LMC’s and Spinco’s Boards of Directors shall have obtained opinions from a nationally recognized valuation firm, dated as of the Distribution Date, in form and substance reasonably satisfactory to LMC’s Board of Directors, to the effect that neither LMC nor Spinco shall be “insolvent,” unable to pay their respective obligations or otherwise unable to make a distribution under the Maryland General Corporation Law or the DGCL, as the case may be, after giving effect to the Spinco Special Cash Payment, the Distribution and the Merger.

Section 8.04 Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement or the Separation Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, as follows:

(a) by either RMT Parent or LMC, if the Closing shall not have occurred by 11:59 p.m. New York City time on January 25, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any Party whose action or failure to fulfill any obligation under the Transaction Documents shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date or to any Party that is then in material breach of this Agreement or the Separation Agreement;

(b) by either RMT Parent or LMC, in the event that any Governmental Authority of competent jurisdiction in the United States or any of the jurisdictions set forth in

Section 8.01(f) of the LMC Disclosure Letter shall have issued a Governmental Order that permanently enjoins the consummation of the Merger and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order or other action or to any Party that is then in material breach of this Agreement or the Separation Agreement;

(c) by either RMT Parent or LMC, if at the RMT Parent Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the RMT Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to RMT Parent unless RMT Parent has fully complied with all of its obligations under Section 7.02 and Section 7.03;

(d) by LMC, if a breach of any covenant or agreement on the part of RMT Parent set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.03(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) 30 days following LMC’s written notice to RMT Parent of such breach and LMC’s intent to terminate this Agreement, or (ii) with respect to a breach of an obligation to consummate the Closing, five (5) Business Days following LMC’s written notice to RMT Parent of such breach and LMC’s intent to terminate this Agreement, or (iii) the Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to LMC if LMC or Spinco is then in breach of this Agreement or the Separation Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied;

(e) by LMC, if (i) a Change in the RMT Parent Recommendation has occurred, (ii) RMT Parent shall have failed to include the RMT Parent Recommendation in the Proxy Statement, or (iii) RMT Parent shall have breached its obligations in Section 7.02 or Section 7.03 (except in the case of clause (iii) for de minimis breaches of such obligations that are promptly cured by RMT Parent); provided, however, that, if LMC has not terminated this Agreement pursuant to this Section 9.01(e) prior to the time at which RMT Parent Stockholder Approval is obtained, LMC shall not have the right to terminate this Agreement under this Section 9.01(e) in respect of an action taken by RMT Parent or any of its Subsidiaries or Representatives during the period commencing on the date of this Agreement and ending at the time at which RMT Parent Stockholder Approval is obtained.

(f) by RMT Parent, if a breach of any covenant or agreement on the part of LMC or Spinco set forth in this Agreement or the Separation Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) 30 days following RMT Parent’s written notice to LMC and Spinco of such breach and RMT Parent’s intent to terminate this Agreement, (ii) with respect to a breach of an obligation to consummate the Closing, five Business Days following RMT Parent’s written notice to LMC and Spinco of such breach and RMT Parent’s intent to terminate this Agreement, or (iii) the Termination Date;

provided, further, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to RMT Parent if RMT Parent is then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied; or

(g) by the written consent of all of the Parties.

Section 9.02 Effect of Termination.

In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other Parties, specifying in good faith the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party or their respective Representatives; provided, that nothing in this Section 9.02 or Section 9.03 shall relieve any Party from liability for fraud committed prior to such termination or for any willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Transaction Documents; and provided, further, that notwithstanding the foregoing, the provisions of Section 7.14, this Section 9.02, Section 9.03 and Article X shall survive any termination of this Agreement and remain in full force and effect.

Section 9.03 Fees and Expenses.

(a) The Parties agree that:

(i) if LMC terminates this Agreement pursuant to Section 9.01(e), then, no later than two Business Days after the date of LMC’s notice of such termination, RMT Parent shall pay to LMC the Termination Fee in cash in immediately available funds; and

(ii) if (A) (1) RMT Parent or LMC terminates this Agreement pursuant to Section 9.01(a) or (2) LMC terminates this Agreement pursuant to Section 9.01(d), (B) prior to the termination of this Agreement, a Competing RMT Parent Transaction shall have been publicly announced or shall have become publicly known, and (C) on or prior to the date that is 15 months after the date of such termination, RMT Parent enters into a Competing RMT Parent Transaction Agreement or consummates a Competing RMT Parent Transaction (whether or not the applicable Competing RMT Parent Transaction is the same as the original Competing RMT Parent Transaction publicly announced or publicly known), then, on the earlier of the date RMT Parent enters into a Competing RMT Parent Transaction Agreement or consummates any Competing RMT Parent Transaction, RMT Parent shall pay to LMC the Termination Fee in cash in immediately available funds; provided that, solely for purposes of this Section 9.03(a)(ii), the references to “20%” in the definition of Competing RMT Parent Transaction shall be deemed to refer to “50%”.

(b) The Parties agree that if RMT Parent or LMC terminates this Agreement pursuant to Section 9.01(c), RMT Parent shall pay to LMC in cash in immediately available funds all of LMC’s Expenses up to an aggregate amount of $37,500,000 no later than two Business Days after LMC submits a statement and reasonable documentation therefor.

(c) Except as expressly set forth in this Agreement, including this Section 9.03 and the Separation Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the Merger or any other Contemplated Transaction is consummated, except that LMC and RMT Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statements and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

(d) Each party agrees that, notwithstanding anything in this Agreement (other than Section 9.03(f)) to the contrary (including Section 9.02), in the event that any Termination Fee is paid in accordance with this Section 9.03, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates or any Lender or Lender Related Party for, and in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to: (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Termination Fee in accordance with this Section 9.03, neither the Party paying such fee, nor any Representative or Affiliate of such Party shall have any further liability or obligation to the other Parties relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that RMT Parent shall fail to pay the Termination Fee, the amount of such payment shall be increased to include the costs and expenses incurred or accrued by or on behalf of LMC and Spinco (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee or such Expenses became due, at a rate of interest equal to the Interest Rate. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of breach of this Agreement.

(f) In the event of a termination of this Agreement, in addition to the payment of any Termination Fee, reimbursement of any Expenses and any other payments contemplated by this Agreement, RMT Parent shall pay to LMC in cash in immediately available funds an amount equal to the Spinco Specified Financing Costs no later than two Business Days after LMC submits a statement and reasonable documentation therefor.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements.

(a) Except as provided in Section 10.01(b), the representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Merger Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except as set forth in Section 9.02 and except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Merger Effective Time (or termination of this Agreement, as applicable), which shall survive until they are fully effectuated or performed.

(b) Solely for purposes of the remedies set forth in Section 2.01(b) of the Transition Services Agreement—Parent to Spinco and Section 2.08 of the Intellectual Property Matters Agreement, the representations and warranties set forth in Section 4.19(a) shall survive until the one year anniversary of the Closing.

Section 10.02 Notices.

All notices, requests and other communications to any Party hereunder shall be in writing (including email, telecopy or similar writing) and shall be given,

if to LMC and, on or prior to the Closing, to Spinco:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20817

Attention: Senior Vice President, General Counsel and Corporate

Secretary

Telecopy: (301) 897-6013

Email: maryanne.lavan@lmco.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Harbor East

100 International Drive

Suite 2000

Baltimore, Maryland 21202

Attention: Glenn C. Campbell

Telecopy: (410) 659-2701

Email: glenn.campbell@hoganlovells.com

if to RMT Parent, Merger Sub, and, following the Closing, Spinco:

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Attention: Vincent A. Maffeo, General Counsel

Email: vince.maffeo@leidos.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Attention: Robert B. Pincus, Esq.

Telecopy: (302) 434-3090

Email: bob.pincus@skadden.com

or to such other address, email, or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy or when email is transmitted (so long as receipt is requested and received) (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 10.02 (or such other address as a Party hereafter may specify by notice to the other Parties).

Section 10.03 Amendments; Waivers.

(a) Subject to the provisions of Article IX, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective; provided that any amendment or waiver of Section 9.03(d), this Section 10.03(a), Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, Section 10.16, Section 10.17 or Section 10.18 or to any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing enumerated provisions, in each case that adversely affects any RMT Lender, Spinco Lender or any of their respective Lender Related Parties shall not be effective with respect to such affected Lender or Lender Related Party unless such Lender or Lender Related Party consented to such amendment or waiver in writing.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant or condition; provided that any waiver of Section 9.03(d), Section 10.03(a), this Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, Section 10.16, Section 10.17 or Section 10.18 or to any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing enumerated provisions, in each case that adversely affects any RMT Lender, Spinco Lender or any of their respective Lender Related Parties shall not be effective with respect to such affected Lender or Lender Related Party unless such Lender or Lender Related Party has consented to such waiver in writing. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of LMC and RMT Parent; provided that RMT Parent or LMC may collaterally assign its rights (but not its obligations) under this Agreement to any of the Lenders or any Lender Related Party. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 10.04 shall be void.

Section 10.05 Construction.

As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Disclosure Letters and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Disclosure Letters and Attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that, if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to is publicly available on the SEC’s website through its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or has been physically or electronically delivered to the relevant Parties or their respective Representatives, including, in the case of “made available” to RMT Parent, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of LMC or Spinco; including further, in the case of “made available” to LMC or Spinco, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of RMT Parent or Merger Sub.

Section 10.06 Disclosure Letters.

Notwithstanding anything to the contrary contained in the Disclosure Letters, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or agreement, Applicable Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 10.07 Public Announcements.

None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other Parties, unless such press release or public announcement is required by Applicable Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other Parties.

Section 10.08 Entire Agreement.

This Agreement (including the Disclosure Letters), the other Transaction Documents and any other agreements contemplated hereby or thereby, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.09 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 10.10 Governing Law.

This Agreement shall be construed in accordance with and governed by federal law and by the laws of the State of Delaware (without regard to the choice of law provisions thereof); except that, notwithstanding the foregoing, all matters relating to interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, by statute or otherwise) against any of the Lenders or Lender Related Parties in any way relating to the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 10.11 Dispute Resolution, Consent to Jurisdiction.

(a) Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, RMT Parent, LMC and Spinco agree that service of process upon such Party at the address referred to in Section 10.02 (or such other address as may be specified in accordance with Section 10.02 shall be deemed effective service of process upon such Party). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, INCLUDING ANY LITIGATION AGAINST ANY LENDER OR LENDER RELATED PARTY ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE SPINCO COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.11.

(b) Notwithstanding anything in Section 10.11(a) to the contrary, and without limiting anything set forth in Section 10.18, each of the parties hereto agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Lender or Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or, if applicable, any Alternative Financing, or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The parties hereto further agree that all of the provisions of the preceding clause (a) relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this clause (b).

Section 10.12 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, or determined to be impermissible by any Governmental Authority, RMT Parent, LMC and Spinco agree to use reasonable commercial efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable, or impermissible provision.

Section 10.13 Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.14 Specific Performance.

Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Parties irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Parties at law or in equity. Without limiting the generality of the foregoing, the Parties agree that each Party shall be entitled to enforce specifically the other Parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the RMT Parent Share Issuance and the obligations with respect to the Financing), if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under Applicable Law). The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 10.15 Payments.

(a) Except as otherwise expressly provided in this Agreement or any other Transaction Document, all payments by a Party to another Party under this Agreement or any other Transaction Document shall be paid by wire transfer of immediately available funds to an account in the United States designated by the recipient when due. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at the Interest Rate. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by Applicable Law.

(b) Any payment made to LMC from Spinco or to Spinco from LMC will be treated as provided under Section 13(b) of the Tax Matters Agreement.

Section 10.16 No Third-Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than (a) Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), (b) Section 10.17 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) and (c) the Lenders and the Lender Related Parties shall be third-party beneficiaries of Section 9.03(d), Section 10.03(a), Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, this Section 10.16, Section 10.17 and Section 10.18.

Section 10.17 Non-Parties.

Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or Representatives of any Party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (whether at law or in equity, in contract, tort or otherwise). For the avoidance of doubt, this Section 10.17 shall not affect (a) the rights of the Persons party to each Commitment Letter to enforce such Commitment Letter in accordance with its terms; or (b) the rights and obligations of the Parties set forth in Section 7.08 or (c) the rights of the Lenders and the Lender Related Parties under Section 10.16.

Section 10.18 Non-Recourse.

Notwithstanding anything in this Agreement to the contrary (but subject to the last sentence of this Section 10.18), each LMC Entity hereby waives any rights or claims against any Lender or Lender Related Party in connection with this Agreement or the other Transaction Documents (including any of the transactions contemplated hereby or thereby) and the Financings, whether at law or equity, in contract, in tort or otherwise. Subject to the last sentence of this Section 10.18 in no event shall any LMC Entity, and each LMC Entity agrees not to, (A) seek to enforce this Agreement or the other Transaction Documents against, make any claims for breach of this Agreement or the other Transaction Documents against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, any Lender or Lender Related Party or (B) seek to enforce the commitment against, make any claims for breach of commitments in respect of any Financing or, if applicable, any Alternative Financing against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, or otherwise sue, any Lender or Lender Related Party for any reason, including in connection with commitments in respect of any Financing or, if applicable, any Alternative Financing or the obligations of the Lenders and the Lender Related Parties thereunder. Nothing in this Section 10.18 shall in any way limit or qualify (a) the obligations and liabilities of the parties to each Commitment Letter to each other or in connection therewith, including, without limitation, the right of Spinco to enforce the Spinco Commitment Letter in accordance with its terms or (b) the rights, obligations and liabilities of the parties hereto to each other or in connection herewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Gregory L. Psihas	(SEAL)
Name:	Gregory L. Psihas
Title:	Vice President, Corporate Development

ABACUS INNOVATIONS CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
Name:	Stephen M. Piper
Title:	President

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone	(SEAL)
Name:	Roger A. Krone
Title:	Chief Executive Officer

LION MERGER CO.

By:	/s/ Roger A. Krone	(SEAL)
Name:	Roger A. Krone
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINITIONS

(a) The following terms have the following meanings:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between RMT Parent and a Person who has made a proposal satisfying the requirements of Section 7.03(c) on terms no less favorable to RMT Parent than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Affiliated Transferor” has the meaning set forth in the Separation Agreement.

“Antitrust Laws” means all United States federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and the Federal Trade Commission Act of 1914, as amended.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, executive order, common law, ordinance, rule, regulation, administrative order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assumed Liabilities” has the meaning set forth in the Separation Agreement.

“Beneficial Owner” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Clean-Up Spin-Off” has the meaning set forth in the Separation Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing RMT Parent Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes, or is reasonably likely to lead to, (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving RMT Parent or any of its Subsidiaries, the assets of which constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of RMT Parent and its Subsidiaries, taken as a whole; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of RMT Parent and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition to any Person of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of RMT Parent; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the Beneficial Owner of more than 20% of any class of equity securities of RMT Parent; (e) any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing RMT Parent Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing RMT Parent Transaction (other than an Acceptable Confidentiality Agreement).

“Competing Spinco Transaction” means any transaction or series of related transactions (other than the Merger, the Internal Reorganization and the Distribution or as otherwise contemplated by this Agreement and the Signing Transaction Documents and other than asset sales and transfers in the ordinary course of business not in violation of Section 6.01) that constitutes, or is reasonably likely to lead to, a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, acquisition, sale, transfer or other disposition or similar transaction involving the Spinco Business, or any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Merger.

“Competing Spinco Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing Spinco Transaction.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral.

“Current Government Contracts” means those Government Contracts under which the period of performance has not yet expired or terminated or for which final payment has not been received or which remain open to audit or close out.

“Cut-Off Time” has the meaning set forth in the Separation Agreement.

“Damages” has the meaning set forth in the Separation Agreement.

“Data” has the meaning set forth in the Separation Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” means the RMT Parent Disclosure Letter and the LMC Disclosure Letter.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“DSS” means the Defense Security Service of the United States Department of Defense.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Environmental Laws” means any and all past, present or future federal, state, county, municipal, local, multi-national and foreign statutes, treatises, laws, common laws, ordinances, rules, regulations, orders, writs, injunctions, judicial decisions, decrees or other legally binding requirement of any Governmental Authority that relate to protection of the environment or that impose liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” laws, but excluding the Occupational Safety and Health Act of 1970, as amended, and similar state laws.

“Environmental Permit” means any Permit, identification number or registration that the Spinco Business is required to possess pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Exchange Ratio” means, subject to adjustment pursuant to Section 2.04(c) and Section 3.01(f), 1.020202.

“Excluded Assets” has the meaning set forth in the Separation Agreement.

“Excluded Liabilities” has the meaning set forth in the Separation Agreement.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants and commitment fees and any other financing fees and expenses) actually incurred or accrued by a Party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the Contemplated Transactions, the preparation, review and audit of any financial statements, the preparation of the Spinco Business for sale and any due diligence, marketing or similar activities in connection therewith, the preparation, printing, filing and mailing of the Registration Statements (including any related prospectus or information statement), the Proxy Statement, and the Schedule TO, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or any other Antitrust Laws, the filing of the Certificate of Merger in respect of the Merger, and all other matters related to the Merger, the Internal Reorganization, the Distribution, the Spinco Debt and any other financing or Contemplated Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Support Arrangements” has the meaning set forth in the Separation Agreement.

“Former Spinco Business Employee” has the meaning set forth in the Separation Agreement.

“Funds” shall have the meaning set forth in the Employee Matters Agreement.

“Israeli Affiliated Transferor” shall have the meaning set forth in the Employee Matters Agreement.

“Israeli Employees” shall have the meaning set forth in the Employee Matters Agreement.

“GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“Government Bid” means any offer, quotation, bid or proposal made by a Party or its Subsidiary prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, modification, change order, undefinitized contract action or other contractual arrangement of any kind, between such Person and (i) the U.S. Government, (ii) any prime contractor of the U.S. Government or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “toxic substances” in the Toxic Substances Control Act, as amended, and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” has the meaning set forth in the Separation Agreement.

“Intellectual Property Matters Agreement” has the meaning set forth in the Separation Agreement.

“Interest Rate” means, on any given day, the rate per annum equal to the “prime” rate as published on such day in the Wall Street Journal, Eastern Edition.

“Internal Reorganization” has the meaning set forth in the Separation Agreement.

“International Trade Laws and Regulations” means all Applicable Laws concerning the import, export, re-export, or international transfer of products, services or technology, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the ITAR, any other export controls administered by an agency of the United States Government, as amended and continued in force by Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the FCPA, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“IP License” means any material license under which a Spinco Company (or, to the extent related to the Spinco Business, an LMC Entity) is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property, or is restricted in any material respect in its right to use any material Intellectual Property, other than (i) licenses for COTS software (as such term is defined in the Separation Agreement), or (ii) licenses granted to customers (including Governmental Authorities) in the ordinary course of business consistent with past practice.

“IRS” means the United States Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, as amended.

“JV Entities” means Kwajalein Range Services, LLC, Consolidated Nuclear Security LLC and Mission Support Alliance, LLC.

“Lender Related Parties” means the Persons, including the Lenders, that have committed to provide or arrange any Financing or Alternative Financing in connection with the transactions contemplated hereby, including the parties named in any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, their Affiliates, and their respective former, current and future directors, officers, managers, members, stockholders, partners, employees, agents, advisors, representatives, successors and permitted assigns of any of the foregoing.

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise.

“Licensed Intellectual Property” has the meaning set forth in the Separation Agreement.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset, and (ii) with respect to real property, any title defects, encumbrances, easements and restrictions, invalidities or irregularities.

“LMC 2003 IPAP” means the LMC Corporation Amended and Restated 2003 Incentive Performance Award Plan, as amended to date.

“LMC 2011 IPAP” means the LMC Corporation Amended and Restated 2011 Incentive Performance Award Plan, as amended to date.

“LMC Disclosure Letter” means the confidential letter delivered by LMC to RMT Parent immediately prior to the execution of this Agreement.

“LMC Entity” means LMC or any of its Subsidiaries.

“LMC IPAPs” means the LMC 2003 IPAP and the LMC 2011 IPAP.

“LMC JV Interests” means the equity interests in the JV Entities owned, directly or indirectly, by LMC as of the date hereof.

“LMC Performance Share Unit” means a performance share unit awarded under the LMC 2011 IPAP, which unit represents the right to receive a share of LMC Common Stock upon the achievement of certain stated performance goals in respect of a relevant performance period under the terms and conditions set forth in the underlying award agreement in respect thereof.

“LMC Restricted Stock Unit” means a restricted stock unit awarded under the LMC 2011 IPAP, which unit represents the right to receive a share of LMC Common Stock under the terms and conditions set forth in the underlying award agreement in respect thereof.

“LMC SEC Documents” means all forms, reports, statements, schedules and other documents filed by LMC with, or furnished by LMC to, the SEC since January 1, 2013.

“LMC Stock Option” means a stock option awarded under an LMC IPAP, which option represents the right to acquire a share of LMC Common Stock upon payment of the exercise price under the terms and conditions set forth in the underlying award agreement in respect thereof.

“LMC Stock Value” means the closing per-share price of LMC Common Stock, trading regular way with due bills, on the last full trading session prior to the Merger Effective Time, as listed on the NYSE.

“Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement throughout which and on the first day and last day of which (i) RMT Parent shall have received the Required Financial Statements; and (ii) the conditions set forth in Sections 8.01 and Section 8.02 shall have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and nothing has occurred and no condition or state of facts exists that would cause any of the conditions set forth in Sections 8.01 and Section 8.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, that if the financial statements included in the Required Financial Statements that are available to RMT Parent on the first day of any such 15 consecutive Business Day period would not be sufficiently current on any day during such 15 consecutive Business Day period to permit (x) a registration statement filed by Spinco using such financial statements to be declared effective by the SEC on the last day of the 15 consecutive Business Day period and (y) LMC and/or Spinco’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of the 15 consecutive Business Day period (any documents complying with the requirements of clauses (x) and (y), mutatis mutandis, “Compliant Documents”), then a new 15 consecutive Business Day period shall commence upon RMT Parent receiving updated Required Financial Statements that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such 15 consecutive

Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such 15 consecutive Business Day period, LMC and/or Spinco’s independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Financial Statements in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Financial Statements by LMC and/or Spinco’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to RMT Parent, (2) LMC or Spinco shall have publicly announced any intention to restate any material financial information included in the Required Financial Statements or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the LMC SEC Documents have been amended or LMC has determined that no restatement shall be required under GAAP or (3) LMC or Spinco shall have been late in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided further, that if such 15 consecutive Business Day period has not ended prior to August 20, 2016, such period shall not commence prior to September 6, 2016 or (ii) ended prior to December 21, 2016, such period shall not commence prior to January 2, 2017; provided, further that such 15 Business Day period shall not be required to be consecutive to the extent it would include November 21, 2016 through November 25, 2016 (which dates shall not count towards satisfying such 15 Business Day requirement) and in no event will such 15 consecutive Business Day period extend beyond the Termination Date. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of (A) the Spinco Financing is obtained and are sufficient to pay the Spinco Special Cash Payment and (B) the RMT Financing is obtained and are sufficient to pay the RMT Parent Special Dividend. If LMC shall in good faith reasonably believe that it has provided the Required Financial Statements to RMT Parent and that the Required Financial Statements qualifies as a Compliant Document, LMC may deliver to RMT Parent a written notice to that effect (stating the date on which it believes it completed such delivery), in which case LMC shall be deemed to have complied with the requirement to deliver Required Financial Statements that qualifies as a Compliant Document (in which case, such 15 consecutive Business Day period shall be deemed to have commenced on the date such notice is received by RMT Parent unless RMT Parent in good faith reasonably believes that LMC has not completed the delivery of Required Financial Statements that qualifies as a Compliant Document and, within three Business Days after the delivery of such notice by LMC, delivers a written notice to LMC to that effect (stating with reasonable specificity which Required Financial Statements RMT Parent believes LMC has not delivered or does not qualify as a Compliant Document at that time).

“NISPOM” means the National Industrial Security Program Operating Manual issued by the United States Department of Defense as it may be amended or supplemented from time to time.

“Non-U.S. RMT Parent Employee” means any RMT Parent Employee who is employed primarily outside (or, in the case of any expatriate RMT Parent Employee, whose home country is outside) the United States immediately prior to the Closing.

“Non-U.S. Spinco Business Employee” means any Spinco Business Employee who is employed primarily outside (or, in the case of any expatriate Spinco Business Employee, whose home country is outside) the United States immediately prior to the Closing.

“OCI” means an organizational conflict of interest, as defined in Federal Acquisition Regulation subpart 9.5, the provisions of the Weapons Systems Acquisition Reform Act of 2009 or any applicable provision of the Defense Federal Acquisition Regulation Supplement.

“Parent Cash Distribution” has the meaning set forth in the Separation Agreement.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates or Governmental Orders of or issued by any Governmental Authority that are required for a Party to own its assets or conduct its business as it is being conducted on the date of this Agreement or as of the Closing Date.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) (i) in the case of LMC and Spinco, Liens approved in writing by RMT Parent or any of its Representatives after the date hereof, and (ii) in the case of RMT Parent and Merger Sub, Liens approved in writing by LMC or any of its Representatives after the date hereof; (c) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Liens or security obligations incurred in the ordinary course of business and arising by operation of law or the validity or amount of which is being contested in good faith by appropriate proceedings and for which accruals or reserves have been established in accordance with GAAP; (d) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (e) Liens and other imperfections of title that do not materially detract from the value or materially impair the use or occupancy of the property to which they relate in the conduct of the Spinco Business or the business of RMT Parent and its Subsidiaries, as the case may be, as currently conducted; (f) Liens arising under conditional sales contracts and equipment leases with third parties and other Liens arising on assets and products sold in the ordinary course of business; (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (h) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (i) all covenants, conditions, restrictions, easements, charges, rights of way and other similar matters of record set forth in any state, local or municipal recording or like office; (j) Liens that would be disclosed by an accurate survey or inspection of the real property, including minor encroachments, minor variations, if any, between Tax lot lines and property lines, and minor deviations, if any, of fences or shrubs from designated property lines; (k) Liens that will be released at or prior to the Closing; (l) standard printed survey and title exceptions contained in the form of title insurance policy if issued by a nationally reputable title insurance company; (m) Liens identified in the Spinco Financial Statements; and (n) Liens reserved or created pursuant to any Transaction Document or any of the Financing Agreements; provided, that in the case of each of the items in clauses (g) through (j) and (l) above, none of the items described therein, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the use or occupancy of the property to which they relate in the conduct of the Spinco Business or the business of RMT Parent and its Subsidiaries, as the case may be, as currently conducted.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Proceeding” means any proceeding (public or private), litigation, suit, arbitration, dispute, demand, claim, charge, action, cause of action, subpoena, inquiry, governmental audit or investigation before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Qualified Spinco Common Stock” means Spinco Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code); provided, that for the avoidance of doubt, Spinco Common Stock actually acquired in the Distribution shall be Qualified Spinco Common Stock unless acquired with respect to or in exchange for LMC Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code).

“Record Date” has the meaning set forth in the Separation Agreement.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Retained LMC Entity” means any LMC Entity that is neither a JV Entity nor a Transferred Subsidiary.

“RMT Parent Charter” means the Certificate of Incorporation of RMT Parent.

“RMT Parent Common Stock” means the common stock, par value $0.0001 per share, of RMT Parent.

“RMT Parent Disclosure Letter” means the confidential disclosure letter delivered by RMT Parent to LMC immediately prior to the execution of this Agreement.

“RMT Parent Employee” means any employee of RMT Parent or any of its Subsidiaries.

“RMT Parent Entity” means any of RMT Parent or any of its Subsidiaries.

“RMT Parent Leased Real Property” means real property leased or subleased by RMT Parent or its Subsidiaries, as tenant.

“RMT Parent Material Adverse Effect” means any event, circumstance, change in or effect on RMT Parent and its Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of RMT Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “RMT Parent Material Adverse Effect,” or be taken into account in determining whether there has been a “RMT Parent Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which RMT Parent operates, including legal and regulatory changes; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document, the identity of LMC, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees or sub-licensees (provided, that this clause (d) shall not apply with respect to the matters described in Sections 5.04 and 5.05); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by RMT Parent to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in RMT Parent’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether an RMT Parent Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a disproportionate effect on RMT Parent and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which RMT Parent and its Subsidiaries operate.

“RMT Parent Owned Real Property” means the real property owned by RMT Parent or its Subsidiaries.

“RMT Parent Performance Share Units” means all restricted share units payable in shares of RMT Parent Common Stock or whose value is determined with reference to the value of shares of RMT Parent Common Stock, in each case, that are subject to any performance-based vesting criteria.

“RMT Parent Preferred Stock” means preferred stock, par value $0.0001 per share, of RMT Parent.

“RMT Parent Recommendation” means the recommendation of the RMT Parent Board that RMT Parent stockholders vote in favor of the RMT Parent Share Issuance at the RMT Parent Stockholders’ Meeting.

“RMT Parent RSUs” means all restricted share units payable in shares of RMT Parent Common Stock or whose value is determined with reference to the value of shares of RMT Parent Common Stock, in each case, that are not subject to any performance-based vesting criteria.

“RMT Parent SEC Documents” means all forms, reports, statements, schedules and other documents filed by RMT Parent with, or furnished by RMT Parent to, the SEC since January 1, 2013.

“RMT Parent Share Issuance” means the issuance of shares of RMT Parent Common Stock to the stockholders of Spinco in connection with the Merger.

“RMT Parent Stock Awards” means RMT Parent Stock Options, RMT Parent RSUs, RMT Parent Performance Share Units, RMT Parent Stock Equivalents and any other equity or equity-based awards granted pursuant to the RMT Parent Stock Plans.

“RMT Parent Stock Equivalents” means each outstanding right of any kind, contingent or accrued, to acquire or receive shares of RMT Parent Common Stock or benefits measured by the value of shares of RMT Parent Common Stock, and each award of any kind consisting of shares of RMT Parent Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the RMT Parent Stock Plans and any other RMT Parent Plans, other than RMT Parent Stock Options, RMT Parent RSUs and RMT Parent Performance Share Units.

“RMT Parent Stock Options” means all stock options to acquire shares of RMT Parent Common Stock from RMT Parent.

“RMT Parent Stock Plans” means the 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan and each RMT Parent Plan providing for the grant of RMT Parent Stock Awards.

“RMT Parent Stock Value” means the opening per-share price of RMT Parent Common Stock on the first full trading session following the Merger Effective Time, as listed on the NYSE.

“RMT Parent Stockholder Approval” means the approval of the RMT Parent Share Issuance at the RMT Parent Stockholders’ Meeting by the affirmative vote of a majority of the voting power of the shares of RMT Parent Common Stock present in person or represented by proxy and voting on the issue at the RMT Parent Stockholders’ Meeting.

“RSU Conversion Ratio” means a number equal to the LMC Stock Value divided by the RMT Parent Stock Value.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” means the Separation Agreement, dated as of the date hereof, by and between LMC and Spinco.

“Spinco Business” has the meaning set forth in the Separation Agreement.

“Spinco Business Employee” has the meaning set forth in the Separation Agreement.

“Spinco Companies” has the meaning set forth in the Separation Agreement.

“Spinco Debt” has the meaning set forth in the Separation Agreement.

“Spinco Intellectual Property” means, together, the Transferred Intellectual Property and the Licensed Intellectual Property.

“Spinco Material Adverse Effect” means any event, circumstance, change in or effect on the Spinco Business that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of the Spinco Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Spinco Material Adverse Effect,” or taken into account in determining whether there has been a “Spinco Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Spinco Business operates, including legal and regulatory changes; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document (including the Internal Reorganization, the Distribution and the Merger), the identity of RMT Parent, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion partners (provided, that this clause (d) shall not apply with respect to the matters described in Sections 4.05 and 4.06); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by the Spinco Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in LMC’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a disproportionate effect on the Spinco Business, taken as a whole, as compared with other participants in the industries in which the Spinco Business operates.

“Spinco Leased Real Property” has the meaning set forth in the Separation Agreement.

“Spinco Leases” has the meaning set forth in Section 4.13(a).

“Spinco Owned Real Property” has the meaning set forth in the Separation Agreement.

“Spinco Special Cash Payment” has the meaning set forth in the Separation Agreement.

“Spinco Specified Financing Costs” means all fees and expenses under or in connection with the Spinco Financing to the extent payable under the terms of the Spinco Commitment Letter or any or any fee letter related thereto, including arranger fees, commitment fees, upfront fees (with any original issue discount and/or underwriting discount or fees being deemed to be upfront fees for this purpose), interest expense for periods up to and including the Closing Date, and any amounts required to reimburse the financing sources providing the Spinco Financing, including costs of counsel to such financing sources, in each case only to the extent paid by Spinco on or prior to the Closing Date (if any).

“Spinco Subsidiary Acquisition Agreement” has the meaning set forth in the Separation Agreement.

“Spinco Transfer” has the meaning set forth in the Separation Agreement.

“Subsidiary” means with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing RMT Parent Transaction on terms and conditions that the RMT Parent Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, including availability of financing, and any changes to the terms of this Agreement proposed by LMC in response to such offer or proposal, or otherwise, to be (a) more favorable from a financial point of view, to the stockholders of RMT Parent than the Merger; and (b) reasonably expected to be consummated. For purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Competing RMT Parent Transaction” shall be replaced with “50%.”

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status of the External Transactions” means the Tax-Free Status, but only as applies to the Spinco Transfer, Distribution, Parent Cash Distribution and Merger.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“Tax Representation Letters” means Tax representation letters containing normal and customary representations and covenants, substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to LMC Tax Counsel and RMT Parent Tax Counsel in light of the facts and the conclusions to be reached in the RMT Parent Merger Tax Opinion and the LMC Tax Opinions, executed by RMT Parent, Spinco and LMC, and other parties, if required, as reasonably agreed by the Parties.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Teaming Agreement” means each teaming or similar agreement to which a Party or its Subsidiary is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Termination Fee” means $150,000,000 (less, if applicable, any amounts paid by RMT Parent to LMC pursuant to Section 9.03(b)).

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transfer Regulations” has the meaning set forth in the Employee Matters Agreement.

“Transfer Taxes” has the meaning set forth in the Tax Matters Agreement.

“Transferred Assets” has the meaning set forth in the Separation Agreement.

“Transferred Facilities” has the meaning set forth in the Separation Agreement.

“Transferred Intellectual Property” has the meaning set forth in the Separation Agreement.

“Transferred Leased Real Property” has the meaning set forth in the Separation Agreement.

“Transferred Subsidiaries” means Spinco and each of the Spinco Companies, excluding the JV Entities.

“UK Spinco Business Employee” means any Spinco Business Employee assigned to the Spinco Business in the United Kingdom and employed by Parent or an Affiliate immediately prior to the Distribution Date who is designated as such on the schedule of Spinco Business Employees as of the Closing delivered to RMT Parent pursuant to the Employee Matters Agreement.

“Union Employee” means an employee who is represented by a union and whose terms and conditions of employment are subject to a collective bargaining agreement and, in the case of LMC, who is primarily dedicated to the Spinco Business.

“U.S. RMT Parent Employee” means any RMT Parent Employee who is employed primarily in (or, in the case of any expatriate RMT Parent Employee, whose home country is) the United States immediately prior to the Closing.

“U.S. Spinco Business Employee” means any Spinco Business Employee who is employed primarily in or, in the case of any expatriate Spinco Business Employee, whose home country is, the United States immediately prior to the Closing.

(b) “To the knowledge,” “known by,” “known” or “aware of” (and any similar phrase) means (i) with respect to LMC, to the actual knowledge of the Chairman and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Vice President and Controller and the Senior Vice President – Human Resources, (ii) with respect to the Spinco Business, to the actual knowledge of the Executive Vice President – Information Systems & Global Solutions, the Vice President and General Manager – Defense & Intelligence Solutions, the Vice President – Strategy & Business Development and Valley Forge, PA General Manager – IS&GS, the Vice President – Finance & Business Operations, and the Vice President – Human Resources, (iii) with respect to RMT Parent, to the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the Chief Human Resources Officer, and (iv) with respect to Merger Sub, to the actual knowledge of the Secretary.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Financing	Section 7.08(b)
Alternative RMT Commitment Letter	Section 7.08(a)
Alternative Spinco Commitment Letter	Section 7.08(b)
BoA	Section 4.07(f)
BTMU	Section 4.07(f)
Burdensome Condition	Section 7.06(b)
Certificate of Merger	Section 2.02
CGMI	Section 4.07(f)
Change in the RMT Parent Recommendation	Section 7.03(d)
Closing	Section 2.02
Commitment Letters	Section 5.06(d)
Confidentiality Agreement	Section 7.14(a)
Corrective Changes	Section 7.17
Distribution	Recitals
ERISA	Section 4.14(a)
ERISA Affiliate	Section 4.14(d)

Exchange Agent	Section 3.01(a)
Exchange Fund	Section 3.01(a)
Exchange Offer	Recitals
Financial Support Arrangement Release	Section 7.07
Financings	Section 5.06(d)
Financing Agreements	Section 7.08(a)
GS	Section 4.07(f)
Intervening Event	Section 7.03(d)(i)
JPMCB	Section 4.07(f)
JPMS	Section 4.07(f)
Lenders	Section 5.06(d)
LMC	Preamble
LMC Board	Recitals
LMC Common Stock	Recitals
LMC Merger Tax Opinion	Section 8.03(b)(i)(1)
LMC Plans	Section 4.14(b)
LMC Separation Tax Opinion	Section 8.03(b)(i)(2)
LMC Tax Counsel	Section 8.03(b)
LMC Tax Opinions	Section 8.03(b)(i)(2)
LMC Union Contracts	Section 4.15
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Effective Time	Section 2.02
Merger Sub	Preamble
Merger Sub Board	Recitals
MLPFS	Section 4.07(f)
Non-U.S. LMC Plan	Section 4.14(b)
Non-U.S. RMT Parent Plans	Section 5.13(b)
Non-U.S. Spinco Plan	Section 4.14(b)
Notice of Superior Proposal	Section 7.03(d)(ii)(1)
Notice Period	Section 7.03(d)(ii)(2)
Owned Intellectual Property	Section 5.11(a)
Parties	Preamble
Party	Preamble
PII	Section 4.12(c)
Proxy Statement	Section 7.01(a)
Registration Statements	Section 7.01(a)
Required Financial Statement	Section 7.08(d)
Revised Transaction Proposal	Section 7.03(d)(ii)(2)
RMT Alternative Financing	Section 7.08(a)
RMT Commitment Letter	Section 5.06(d)
RMT Financing	Section 5.06(d)
RMT Financing Agreements	Section 7.08(a)
RMT Leases	Section 5.12(a)
RMT Lenders	Section 5.06(d)
RMT Parent	Preamble

RMT Parent Board	Recitals
RMT Parent Capitalization Breach	Section 2.04(c)
RMT Parent Capitalization Date	Section 5.03(a)
RMT Parent Group	Section 7.07
RMT Parent License	Section 5.11(d)
RMT Parent Material Contracts	Section 5.16(a)
RMT Parent Merger Tax Opinion	Section 8.02(b)
RMT Parent Plans	Section 5.13(b)
RMT Parent Registration Statement	Section 7.01(a)
RMT Parent Special Dividend	Section 2.09
RMT Parent Stockholders’ Meeting	Section 7.02
RMT Parent Tax Counsel	Section 8.02(b)
RMT Parent Union Contracts	Section 5.14
Schedule TO	Section 7.01(a)
Signing Transaction Documents	Section 8.02(a)
Spinco	Preamble
Spinco Alternative Financing	Section 7.08(b)
Spinco Assignment Recordations	Section 7.17
Spinco Audited Financial Statements	Section 7.16(a)
Spinco Board	Recitals
Spinco Commitment Letter	Section 4.07(f)
Spinco Common Stock	Recitals
Spinco Financial Statements	Section 4.07(a)
Spinco Financing	Section 4.07(f)
Spinco Financing Agreements	Section 7.08(b)
Spinco Leases	Section 4.13(a)
Spinco Lenders	Section 4.07(f)
Spinco Material Contracts	Section 4.17(a)
Spinco Registration Statement	Section 7.01(a)
Spinco Shares	Section 2.04(a)
Spinco Stockholder Consent	Section 4.05(c)
Surviving Corporation	Section 2.01
Termination Date	Section 9.01(a)
Threshold Percentage	Section 2.04(c)
Title IV Plan	Section 4.14(d)
U.S. LMC Plan	Section 4.14(a)
U.S. RMT Parent Plans	Section 5.13(a)
U.S. Spinco Plan	Section 4.14(a)